     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1997


                                                      REGISTRATION NO. 333-29397
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  OMTOOL, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                            7372                           02-0447481
 (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
     OF INCORPORATION OR           CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)
         ORGANIZATION)

                                8 INDUSTRIAL WAY
                                SALEM, NH 03079
                                 (603) 898-8900
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                ROBERT L. VOELK
                             CHIEF EXECUTIVE OFFICER
                                  OMTOOL, LTD.
                                8 INDUSTRIAL WAY
                                SALEM, NH 03079
                                 (603) 898-8900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           JOHN A. MELTAUS, ESQ.                         PETER B. TARR, ESQ.
      TESTA, HURWITZ & THIBEAULT, LLP                     HALE AND DORR LLP
    HIGH STREET TOWER, 125 HIGH STREET                     60 STATE STREET
        BOSTON, MASSACHUSETTS 02110                  BOSTON, MASSACHUSETTS 02109
              (617) 248-7000                               (617) 526-6000


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL
     OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF
     THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 22, 1997

                                 [OMTOOL LOGO]
                                4,000,000 SHARES
                                  COMMON STOCK

     Of the 4,000,000 shares of Common Stock offered hereby, 3,000,000 shares are being sold by Omtool, Ltd. ("Omtool" or the "Company") and 1,000,000 shares are being sold by certain stockholders of the Company ("Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.

                             ---------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===================================================================================
                                    UNDERWRITING                      PROCEEDS TO
                     PRICE TO      DISCOUNTS AND     PROCEEDS TO        SELLING
                      PUBLIC       COMMISSIONS(1)   COMPANY(2)(3)   STOCKHOLDERS(3)
-----------------------------------------------------------------------------------
Per Share...........    $                $                $                $
-----------------------------------------------------------------------------------
Total(3)............    $                $                $                $
===================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters as stated herein (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $800,000.

(3) Certain of the Selling Stockholders and other stockholders of the Company (also "Selling Stockholders") have granted to the Underwriters a 30-day option to purchase an aggregate of up to an additional 600,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
    Stockholders will be $          , $          , $          and $          ,
    respectively.

                             ---------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), San Francisco, California, on or about             , 1997.

ROBERTSON, STEPHENS & COMPANY

                                   MONTGOMERY SECURITIES

                                                        FIRST ALBANY CORPORATION

               The date of this Prospectus is             , 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL          , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        -----
Summary...............................................................................      4
Risk Factors..........................................................................      6
Use of Proceeds.......................................................................     15
Dividend Policy.......................................................................     15
Capitalization........................................................................     16
Dilution..............................................................................     17
Selected Financial Data...............................................................     18
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................     19
Business..............................................................................     30
Management............................................................................     39
Certain Transactions..................................................................     46
Principal and Selling Stockholders....................................................     47
Description of Capital Stock..........................................................     49
Shares Eligible for Future Sale.......................................................     53
Underwriting..........................................................................     55
Legal Matters.........................................................................     57
Experts...............................................................................     57
Additional Information................................................................     57
Index to Financial Statements.........................................................    F-1


                             ---------------------

     Omtool, Fax Sr., and the Company logo are trademarks of the Company. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective owners.

     The Company intends to mail to all of its stockholders an annual report containing financial statements audited by its independent accountants for each fiscal year and quarterly reports containing unaudited financial data for each of the first three quarters of each fiscal year.

     The Company was incorporated in New Hampshire in March 1991 and was reincorporated in Delaware in January 1996. The Company's principal executive offices are located at 8 Industrial Way, Salem, New Hampshire 03079 and its telephone number is (603) 898-8900. Unless otherwise indicated, all references in this Prospectus to "Omtool" or the "Company" refer to Omtool, Ltd., a Delaware corporation, and its predecessor Omtool, Ltd., a New Hampshire corporation.

--------------------------------------------------------------------------------
                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY


     Omtool designs, develops, markets and supports open, client/server facsimile software, delivering solutions which automate and integrate fax communication throughout the enterprise. Omtool's Fax Sr. product family, licensed typically on a shrink-wrap basis, provides users with an extensive, flexible feature set for transmitting and receiving faxes and improves an organization's management of its fax communications processes by providing a suite of utility and control functions. Fax Sr. can be deployed on heterogeneous, multi-platform networks and can be integrated with both desktop and enterprise software applications as well as e-mail and groupware systems. To address the needs of large enterprises, Fax Sr. is modular and scaleable as servers, clients and fax lines can be implemented and added over time. Fax Sr. is available on the Windows NT, Hewlett Packard ("HP") UNIX and Digital Equipment Corporation ("DEC") UNIX and VMS server operating systems, and Windows 95, Windows NT, Windows 3.1.x, HTML, Macintosh, Motif and MS-DOS clients. The Company currently derives substantially all of its revenues from licenses of Fax Sr. NT, first released in March 1995, and related services and resale of related hardware.


     Facsimile continues to be a world-wide standard for electronic communications. With corporate communications becoming more critical and complex, a need has arisen for a facsimile software solution which enables an organization to automate and integrate fax communications throughout the enterprise and address a broad range of users' faxing requirements from person-to-person to volume broadcast transmissions. A comprehensive fax solution must take advantage of the proliferation of personal computers in the corporate workplace and the growth of the client/server computing environment. The solution must also be complementary to other communications methods such as traditional telephone and facsimile as well as emerging e-mail and groupware solutions. Fax Sr. provides a robust and flexible facsimile solution which addresses the multiple needs of corporate fax users and leverages the power of advanced computing platforms.

     The Company's goal is to become the leading provider of enterprise, client/server facsimile software solutions. The Company's strategy to achieve this goal includes extending technology leadership in the enterprise market and increasing its market share on the Windows NT platform. The Company intends to leverage its installed base of customers in order to promote expanded use of Fax Sr. across more users and applications at existing customer installations. In addition, the Company intends to expand its direct and indirect distribution channels to increase both domestic and international sales and to form strategic relationships with leading providers of complementary fax services and products in order to broaden market awareness of Fax Sr. The Company has recently entered into strategic alliances with UNIFI Communications, Inc. (formerly FAX International) and Xpedite Systems, Inc., providers of enhanced fax carrier services, and with Active Voice Corporation, a provider of PC-based voice mail systems and computer-telephony integration solutions.

     Omtool has licensed Fax Sr. to more than 1,500 customers worldwide, including Alfred Berg Inc., AT&T Corp., Bloomberg Financial Markets, Boeing, Dow Chemical, Honeywell, SmithKline Beecham and United Technologies. The Company targets large and mid-sized corporations, organizations and government entities as the primary market for Fax Sr. To address the broad range of its sales opportunities, Omtool relies on the coordinated efforts of its centralized telesales organization, its key executives and corporate account team, its marketing department and its indirect channels, including resellers, international distributors and systems integrators. The Company also resells complementary hardware products and provides customer services, including technical support. To complement its existing products and services, the Company intends to offer enhanced consulting, configuration and installation services in the future.

--------------------------------------------------------------------------------

                                  THE OFFERING

Common Stock Offered by the Company....................  3,000,000 shares
Common Stock Offered by the Selling Stockholders.......  1,000,000 shares
Common Stock Outstanding after the Offering............  11,428,239 shares(1)
Use of Proceeds........................................  For working capital and other general corporate purposes. See "Use of
                                                         Proceeds."
Proposed Nasdaq National Market Symbol.................  OMTL

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                                                 SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,            JUNE 30,
                                                ----------------------------     -----------------
                                                 1994       1995       1996       1996       1997
                                                ------     ------     ------     ------     ------
STATEMENT OF OPERATIONS DATA:
Total revenues................................. $1,948     $3,928     $8,401     $3,271     $8,278
Gross profit...................................  1,669      3,296      6,392      2,536      6,351
Income (loss) from operations..................   (315)       417        646        288      1,080
Net income (loss)..............................   (233)       416        440        187        704
Pro forma net income per common and common
  equivalent share(2)..........................                       $ 0.04                $ 0.07
Pro forma weighted average number of common and
  common equivalent shares outstanding(2)......                        9,929                 9,488

                                                                     JUNE 30, 1997
                                                       ----------------------------------------
                                                                    PRO            PRO FORMA
                                                       ACTUAL     FORMA(3)     AS ADJUSTED(3)(4)
                                                       ------     --------     ----------------
BALANCE SHEET DATA:
Cash and cash equivalents............................  $  810      $  810           $ 25,234
Working capital......................................   3,413       3,413             27,723
Total assets.........................................   7,669       7,669             31,979
Long-term debt, net of current portion...............     153         153                153
Convertible redeemable preferred stock...............   5,367          --                 --
Total stockholders' equity (deficit).................    (944)      4,423             28,733

------------
(1) Based upon the number of shares of Common Stock outstanding at June 30, 1997. Excludes (i) 1,309,218 shares of Common Stock issuable upon the exercise of stock options outstanding at June 30, 1997 at a weighted average exercise price of $1.28 per share, of which options to purchase 321,665 shares were then exercisable and (ii) 2,114,783 shares of Common Stock reserved for future issuance pursuant to the Company's stock plans. See "Capitalization," "Management -- Stock Plans" and Notes 11 and 14 of Notes to Financial Statements.

(2) Computed on the basis described in Note 2 of Notes to Financial Statements.

(3) Adjusted to give effect to the automatic conversion upon the closing of this offering of all outstanding shares of Convertible Preferred Stock into an aggregate of 3,037,232 shares of Common Stock.

(4) Adjusted to reflect the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds therefrom.

                             ---------------------

     Unless otherwise indicated, all information contained in this Prospectus
(i) assumes no exercise of the Underwriters' over-allotment option; (ii) reflects the 2-for-1 stock split of the Company's Common Stock effected in January 1997; (iii) reflects the filing, prior to the closing of this offering, of an Amendment to the Certificate of Incorporation of the Company increasing the number of authorized shares of Common Stock; (iv) reflects the filing upon the closing of this offering of the Amended and Restated Certificate of Incorporation of the Company; and (v) gives effect to the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock upon the closing of this offering. See "Certain Transactions," "Description of Capital Stock," "Underwriting" and Notes 2, 9, 10 and 14 of Notes to Financial Statements.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

     Limited Operating History. The Company was incorporated in March 1991 and shipped its initial facsimile software products in 1991. The Company has significantly increased its operating expenses in recent periods as it has continued to expand its organization to support sales growth and product development. Although the Company has experienced significant growth during the past three years, the Company does not believe that prior growth rates are sustainable or indicative of future operating results. There can be no assurance that the Company will be able to increase its level of revenues or maintain profitability in the future. Increases in operating expenses are expected to continue and, together with pricing pressures, may result in a decrease in operating income and operating margin percentage. The Company's limited operating history makes the prediction of future operating results difficult or impossible. Future operating results will depend on many factors, including, without limitation, the degree and rate of growth of the markets in which the Company competes and the accompanying demand for the Company's products, the level of acceptance of the Windows NT operating system, the level of product and price competition, the ability of the Company to establish strategic relationships and develop and market new and enhanced products and to control costs, the ability of the Company to expand its direct telesales force and indirect distribution channels both domestically and internationally, and the ability of the Company to attract and retain key personnel. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Fluctuations in Quarterly Results of Operations; Seasonality. The Company's quarterly revenues and results of operations have fluctuated significantly in the past and will likely fluctuate significantly in the future. Causes of such fluctuations have included and may include, among others, the demand for the Company's products and services, the size and timing of orders, the number, timing and significance of new product announcements by the Company and its competitors, the ability of the Company to develop, introduce, market and ship new and enhanced versions of the Company's products on a timely basis, the level of product and price competition, changes in operating expenses, changes in average selling prices and mix of the Company's products, changes in the Company's sales incentive strategy, the mix of direct and indirect sales, and general economic factors. In addition, the sale of the Company's products often involves delays because customers have tended to implement the products on a large scale and customers also must establish certain minimum hardware capabilities. The Company's products therefore often have a lengthy sales cycle while the customer evaluates and receives approvals for the purchase of the Company's products. During such sales cycles, the Company may expend substantial funds and management effort yet receive no revenues. It may be difficult to accurately predict the sales cycle of any large order. If one or more large orders fails to close as forecasted in a fiscal quarter, the Company's revenues and operating results for such quarter could be materially adversely affected. Any one or more of these or other factors could have a material adverse effect on the Company's business, financial condition and results of operations. The potential occurrence of any one or more of these factors makes the prediction of revenues and results of operations on a quarterly basis difficult and performance forecasts derived from such predictions unreliable.

     The Company's business has experienced and is expected to continue to experience seasonality. The Company has historically had and expects to continue to have weaker sales in the months of July and August which may have an adverse affect on third quarter sales. The Company believes that these fluctuations are caused primarily by customer budgeting and purchasing patterns.

     In general, revenues are difficult to forecast because the market for enterprise, client/server facsimile software has developed and is evolving rapidly and the Company's sales cycle, from the customer's initial evaluation through purchase of licenses and the related support services, varies substantially from customer to customer. License fee revenues in any quarter depend on orders received and shipped in that quarter. License fee revenues from quarter to quarter are difficult to forecast, as no significant order backlog exists at the end of any quarter because the Company's products typically are shipped upon receipt of customers' orders.

     A substantial portion of the Company's operating expense is related to personnel, facilities, equipment and marketing programs. The level of spending for such expense cannot be adjusted quickly and is therefore fixed in the short term. The Company's expense levels for personnel, facilities, equipment and marketing programs are based, in significant part, on the Company's expectations of future revenues on a quarterly basis. If actual revenue levels on a quarterly basis are below management's expectations, results of operations are likely to be adversely affected by a similar amount because a relatively small amount of the Company's expense varies with its revenue in the short term.

     Due to all of the foregoing factors, it is likely that in some future periods the Company's results of operations will be below the expectations of securities analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Fax Sr. NT and the Windows NT Environment. The Company currently derives substantially all of its revenues from licenses of Fax Sr. NT and related services and resale of related hardware. Broad market acceptance of Fax Sr. NT is critical to the Company's future success. As a result, any decline in demand for or failure to achieve broad market acceptance of Fax Sr. NT as a result of competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future financial performance will depend in large part on the successful development, introduction and customer acceptance of new and enhanced versions of Fax Sr. NT. There can be no assurance that the Company will continue to be successful in marketing Fax Sr. NT or any new or enhanced versions of Fax Sr. NT. In addition, there can be no assurance that the Windows NT operating system will not be replaced by a new or enhanced operating system. There can be no assurance that the Company will be successful in developing products for new or enhanced operating systems, or that such systems will not obviate the need for the Company's products. If any new or enhanced operating system gains widespread use and the Company fails to develop and provide its products for this operating system on a timely basis, the Company's business, financial condition and results of operations would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategy."

     Dependence on Client/Server Environment. The Company's enterprise, client/server facsimile software products are intended to help organizations efficiently manage their facsimile communications, utilizing a client/server computing environment. The client/server market is relatively new and there can be no assurance that organizations will move away from the use of stand-alone fax machines or continue to adopt client/server environments, or that customers of the Company that have begun the migration to a client/server environment will broadly implement this model of computing. The Company's future financial performance will depend in large part on continued growth in the market for client/server applications, which in turn will depend in part on the growth in the number of organizations implementing client/server computing environments. There can be no assurance that these markets will continue to grow or that the Company will be able to respond effectively to the evolving requirements of these markets. If the market for client/server application products and services does not grow in the future, or grows more slowly than the Company anticipates, or if the Company fails to respond effectively to evolving requirements of this market, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business -- Industry Background" and "-- Strategy."

     Intense Competition. The enterprise, client/server facsimile solution market is intensely competitive and rapidly changing and the Company expects competition to continue to increase. The

Company believes its ability to compete successfully depends upon a number of factors both within and beyond its control, including product performance, reliability and features; ease of use; product scaleability; quality of support services; price/performance; timeliness of enhancements and new product releases by the Company and its competitors; the emergence of new computer-based facsimile products and standards; name recognition; the establishment of strategic alliances with industry leaders; and industry and general economic trends.

     The Company competes directly with a large number of vendors of facsimile products, including providers of facsimile software products for client/server networks such as RightFAX Inc. (a subsidiary of Applied Voice Technology, Inc.), Fenestrae BV, Optus Software Inc. and Biscom, Inc. The Company also competes with vendors offering a range of alternative facsimile solutions including operating systems containing facsimile and document transmission features; low-end fax modem products; desktop fax software; single-platform facsimile software products; and customized proprietary software solutions. In addition, providers of operating systems or business software applications may bundle competitive facsimile solutions as part of their broader product offerings.

     Many of the Company's competitors have longer operating histories and greater financial, technical, sales, marketing and other resources, as well as greater name recognition and market acceptance of their products and technologies than the Company. In addition, there are relatively low barriers to entry in the markets in which the Company operates, and new competition may arise either from expansion by established companies or from new emerging companies or from resellers of the Company's products. There can be no assurance that current or potential competitors of the Company will not develop products comparable or superior in terms of price and performance features to those developed by the Company, adapt more quickly than the Company to new or emerging technologies and changes in market opportunities or customer requirements, establish alliances with industry leaders, or take advantage of acquisition opportunities more readily than the Company. In addition, no assurance can be given that the Company will not be required to make substantial additional investments in connection with its research, development, engineering, marketing, sales and customer service efforts in order to meet any competitive threat, or that such required investments will not have a material adverse effect on operating margins. Increased competition will result in reduction in market share, pressure for price reductions and related reductions in gross margins, any of which could materially adversely affect the Company's ability to achieve its financial and business goals. There can be no assurance that in the future the Company will be able to successfully compete against current and future competitors. See "Business -- Competition."

     Ability to Manage Growth. The Company has rapidly and significantly expanded its operations and anticipates that significant expansion will continue to be required in order to address potential market opportunities. The Company anticipates significantly increasing the size of its sales and marketing, research and development, customer support and administrative operations following the completion of this offering. There can be no assurance that such expansion will be successfully completed or that it will generate sufficient revenues to cover the Company's expenses. In 1997, the Company upgraded certain of its management information systems and the Company will need to continue to upgrade these and other systems to accommodate its expanding operations. There can be no assurance that the Company's expanded management information systems will be sufficient to support the Company's continued growth. The Company will need to continue to attract and retain highly qualified technical, sales and managerial personnel. There can be no assurance that the Company will be able to retain or continue to hire such personnel in the future. The inability of the Company to effectively expand operations and manage growth, if any, could have a material adverse effect on the Company's business, financial condition and results of operations.

     New Products and Technological Change. The market for the Company's products is relatively new and is characterized by rapid technological change, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments and respond to evolving end-user require-ments. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis, or that new products or product enhancements developed by the Company will achieve market acceptance. In May 1997, the Company released Fax Sr. NT Version
2.0. There can be no assurance that Fax Sr. NT Version 2.0 and the enhancements contained therein will achieve market acceptance. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products currently under development obsolete and unmarketable. From time to time, the Company and its competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycle of the Company's existing product offerings. There can be no assurance that announcements of currently planned or other new product offerings by the Company or its competitors will not cause customers to defer or forego the licensing of the Company's existing products and have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Research and Development."

     Expansion of Indirect Channels; Potential for Channel Conflict. The Company markets its products and services directly through telesales and indirectly through marketing channels such as value-added resellers ("VARs"), systems integrators and distributors. Although the Company has historically focused its efforts on marketing through its telesales force, the Company is increasing resources dedicated to developing and expanding indirect marketing channels. There can be no assurance that the Company will be able to attract and retain a sufficient number of qualified VARs, systems integrators and distributors to market successfully the Company's products. In addition, there can be no assurance that the Company's resellers will not develop, acquire or market computer-based facsimile products competitive with the Company's products. The failure to retain its VARs, systems integrators and distributors could have a material adverse effect on the Company's business, financial condition and results of operations.


     The Company has recently established formal non-exclusive reseller agreements with UNIFI Communications, Inc. and a limited number of distributors. These agreements do not require the distributors to purchase a minimum amount of the Company's products. The Company also resells its products on a purchase order basis through other VARs, systems integrators and distributors. Such relationships may be terminated by either party, at any time, and therefore, there can be no assurance that any VAR, systems integrator or distributor will continue to represent the Company's products. The inability to retain certain VARs, systems integrators or distributors, or the development or marketing by VARs, systems integrators or distributors of competitive offerings, could have a material adverse effect on the Company's business, financial condition and results of operations.


     Selling through indirect channels may limit the Company's contacts with its customers. As a result, the Company's ability to accurately forecast sales, evaluate customer satisfaction and recognize emerging customer requirements may be hindered. The Company's strategy of marketing its products directly to end-users and indirectly through VARs, systems integrators and distributors may result in distribution channel conflicts. The Company's direct sales efforts may compete with those of its indirect channels and, to the extent different resellers target the same customers, resellers may also come into conflict with each other. As the Company strives to expand its indirect distribution channels, there can be no assurance that emerging channel conflicts will not materially adversely affect its relationships with existing VARs, systems integrators or distributors or adversely affect its ability to attract new VARs, systems integrators and distributors. See "Business -- Sales and Marketing."

     Risks Associated with International Expansion. Revenues outside of North America represented approximately 5%, 7% and 8% of the Company's total revenues for 1995, 1996 and the six months ended June 30, 1997, respectively. A key element of the Company's strategy is to continue to increase its international sales. The Company expects to face competition from local facsimile product providers in their native countries. To successfully expand international sales, the Company will need to recruit and retain additional international resellers and distributors. In order to penetrate the international market more fully, the Company is currently undertaking the translation of its products into several foreign languages. There can be no assurance that the Company will be able to complete such translation in a timely manner in order to capitalize on the international market opportunity. There can be no assurance that the Company will be able to maintain or increase international sales of its products or that the Company's international distribution channels will be able to adequately market, service and support the Company's products. International operations generally are subject to certain risks, including dependence on independent resellers, fluctuations in foreign currency exchange rates, compliance with foreign regulatory and market requirements, variability of foreign economic conditions and changing restrictions imposed by United States export laws. Additional risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, difficulties in enforcing intellectual property rights and the burdens of complying with a wide variety of foreign laws. Currently, the Company does not operate sales offices outside of the United States. If the Company establishes international sales offices, such operations will be subject to certain additional risks, including difficulties in staffing and managing such operations and potentially adverse tax consequences including restrictions on the repatriation of earnings. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, financial condition and results of operations. To date, all of the Company's sales have been made in United States dollars and the Company has not engaged in any hedging transactions through the purchase of derivative securities or otherwise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Strategy" and "-- Sales and Marketing."

     Strategic Relationships. The Company intends to pursue non-exclusive arrangements with computer software vendors, hardware vendors and fax carrier service providers to enhance its marketing and sales efforts, maintain its access to leading technologies and support revenue growth. The Company expects to rely upon such third parties for marketing and sales and lead generation. Such third parties generally will not be contractually obligated to cooperate with the Company. The Company expects that many such third parties will have similar, and often more established, relationships with the Company's competitors. If the Company is unable to develop, enhance and maintain effective relationships with such third parties, the Company's business, financial condition and results of operations could be materially adversely affected. Further, there can be no assurance that such third parties, many of which will have significantly greater financial, technical, sales, marketing and other resources than the Company, will not develop and market computer-based facsimile products in competition with the Company in the future, enter into joint marketing arrangements with the Company's competitors, or otherwise reduce or discontinue their relationships with or support of the Company. See
"Business -- Strategic Relationships."

     Dependence on Hardware Revenues. As an accommodation to the Company's customers, the Company resells certain hardware products, such as intelligent fax boards, which are used in conjunction with the Company's software products. Revenues from such hardware sales can amount to a significant portion of the Company's total revenues in any period. To the extent that the size of the Company's implementations increases, its customers may find it attractive to purchase such hardware directly from the manufacturers of such products, with a resultant decrease to the Company in such ancillary revenues and related contribution to income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Products and Services."

     Risks Associated with New Product Offerings; Potential for Undetected Errors. Software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released. The Company released the latest version of Fax Sr. NT, Version 2.0, in May 1997. There can be no assurance that, despite significant testing by the Company and by current and potential customers, errors will not be found in Fax Sr. NT Version 2.0 or any other new products after commencement of commercial shipments. In addition, third-party products, upon which the Company's products are dependent, such as Windows NT, Windows 95, and other software and various hardware components, may contain defects which could reduce the performance of the

Company's products or render the Company's products useless. Because the Company's products integrate with third-party applications, any errors in applications deemed critical to the use of the Company's products could adversely impact the marketability of the Company's products. Although the Company has not experienced material adverse effects resulting from any such errors or defects to date, there can be no assurance that errors or defects will not be discovered in the future, causing delays in product introduction and shipments or requiring design modifications that could materially adversely affect the Company's competitive position, business, financial condition and results of operations. See "Business -- Products and Services" and "-- Research and Development."

     Dependence on Proprietary Technology; Risks of Third-Party Claims for Infringement. The Company regards its software as a trade secret and attempts to protect it with a combination of copyright and trade secret laws, and employee nondisclosure and assignment of invention agreements. The Company has no patents or patents pending, and has not to date registered any copyrights or trademarks. The Company generally licenses its products under "shrink-wrap" licenses (i.e., licenses included as part of the product packaging). Shrink-wrap licenses are not negotiated with or signed by individual licensees, and purport to take effect upon the opening of the product package. Certain provisions of such licenses, including provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program, may be unenforceable under the laws of many jurisdictions. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and although the Company is unable to determine the extent to which piracy of its products exists, such piracy can be expected to be a persistent problem, particularly in international markets. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. There can be no assurance that these protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

     There has been substantial litigation in the software industry involving intellectual property rights. There can be no assurance that claims of infringement of intellectual property rights will not be asserted against the Company and, if asserted, would not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, inasmuch as the Company licenses certain components of its Fax Sr. product from third parties, its exposure to copyright and other infringement actions may increase because the Company must rely on such third parties for information as to the origin and ownership of such licensed components. In the future, litigation may be necessary to enforce and protect trade secrets, copyrights and other intellectual property rights of the Company. The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation could be costly and divert management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from selling its products, any one of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Proprietary Rights."

     Dependence on Third Party Licensed Technology. Certain components used in the Company's products are licensed from third parties. Should any of these components become unavailable to the Company, the Company believes that it would be able to obtain alternative suppliers; however, any failure to obtain such components on a timely basis at an affordable cost, or any significant delays or interruptions in the supply of such components, would have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Key Personnel. The Company's future performance depends, in significant part, upon the continued service of its key technical, sales and senior management personnel, none of whom is bound by an employment agreement and only certain of whom are bound by noncompetition agreements. The loss of the services of one or more of the Company's executive officers or other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and the Company has experienced difficulty in recruiting qualified technical personnel. There can be no assurance that the Company will be able to retain or continue to hire key technical, sales and managerial personnel in the future. The Company currently carries a key man life insurance policy in the amount of $1 million on each of Robert L. Voelk and Martin A. Schultz, with the proceeds payable to the Company. See "Management."


     No Prior Public Market; Determination of Initial Public Offering Price; Potential Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or continue after the offering. The initial public offering price for the Common Stock will be determined by negotiation among the Company, representatives of the Selling Stockholders and the representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, revenues and earnings and other financial information of the Company, the market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. These factors may not be indicative of the market price of the Common Stock after this offering. In addition, the stock markets in general, and the market prices for high technology companies in particular, have historically experienced volatility that at times has been unrelated to the operating performance of such companies. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of new products or acquisitions by the Company or its competitors, governmental regulatory action, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions, and other factors. Broad market and industry fluctuations may materially adversely affect the market price of the Common Stock regardless of the Company's operating performance. See "Underwriting."

     Risks Associated with Possible Acquisitions. The Company may pursue potential acquisitions of businesses, products and technologies that could complement or expand the Company's business. The Company currently has no plans, commitments or agreements with respect to any material acquisitions and there can be no assurance that the Company will be able to identify any appropriate acquisition candidates. If the Company identifies an acquisition candidate, there can be no assurance that the Company will be able to successfully negotiate the terms of any such acquisition, finance such acquisition or integrate such acquired businesses, products or technologies into the Company's existing business and products. Furthermore, the negotiation of potential acquisitions as well as the integration of an acquired business could cause diversion of management's time and resources, and require the Company to use proceeds from the offering to consummate a potential acquisition. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses. If any such acquisition were to occur, there can be no assurance that, whether or not consummated, any such acquisition would not have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Uncertainty as to Use of Proceeds."

     Uncertainty as to Use of Proceeds. The principal purposes of this offering are to obtain additional working capital, to enhance the visibility of the Company in its commercial markets, to create a public market for the Company's Common Stock and to facilitate future access by the Company to public equity markets. A portion of the net proceeds of the offering may also be used to acquire or invest in products, technologies or businesses which broaden or enhance the Company's current product offerings. There are no current agreements with respect to any material acquisitions or investments. As of the date of this Prospectus, the Company has no specific plans as to the use of the substantial majority of the net proceeds of this offering, and will have broad discretion in the application of such proceeds. See "Use of Proceeds."

     Control by Existing Stockholders. Following this offering, the Company's executive officers, directors and other principal stockholders, in the aggregate, will beneficially own approximately 62.9% of the Company's outstanding Common Stock (57.8% if the over-allotment option is exercised in full). As a result, these stockholders, if acting together, would be able to exert substantial influence over the Company and effectively control most matters requiring approval by the stockholders of the Company, including the election of directors. Further, such stockholders, if acting together, could prevent the election of any person nominated to the Board of Directors by any other stockholder. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company and could limit the price that certain investors may be willing to pay in the future for shares of the Company's Common Stock. See "Management," "Principal and Selling Stockholders" and "Description of Capital Stock."

     Shares Eligible for Future Sale. Sales of a substantial number of shares of the Company's Common Stock in the public market following this offering could adversely affect the prevailing market price of the Common Stock. Immediately after completion of the offering, the Company will have 11,428,239 shares of Common Stock outstanding, of which the 4,000,000 shares offered hereby will be eligible for sale without regard to volume or other limitations pursuant to Rule 144 ("Rule 144") under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined under Rule 144. The Company, its executive officers, directors and certain current stockholders, who in the aggregate own beneficially 7,425,572 of the remaining outstanding shares of Common Stock and stock options exercisable for an additional 966,668 shares of Common Stock have agreed pursuant to lock-up agreements that they will not sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 180 days from the date of this Prospectus. Such agreements provide that Robertson, Stephens & Company may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements. Upon the expiration of these lock-up agreements, all of such outstanding shares will become immediately eligible for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144 or Rule 701 under the Securities Act. Promptly after the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 all shares of Common Stock issuable under its stock plans. Shares covered by such registration statements will be eligible for sale in the public market after the effective date of such registration. In addition, the holders of 6,961,220 shares of Common Stock are entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have a material adverse effect on the market price for the Common Stock. In addition, if the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their "incidental" registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Management," "Principal and Selling Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

     Immediate and Substantial Dilution. Purchasers in this offering will suffer an immediate and substantial dilution of $6.49 per share in the net tangible book value of the Common Stock from an assumed initial public offering price of $9.00 per share. Additional dilution is likely to occur upon exercise of options granted by the Company. See "Dilution."

     Absence of Dividends. The Company has never paid cash dividends and does not intend to pay any cash dividends in the foreseeable future. See "Dividend Policy."

     Anti-Takeover Effect of Charter and By-Law Provisions; Availability of Preferred Stock for Issuance. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws contain provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of the Company's Common Stock. Such provisions could limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Board of Directors is authorized to issue, without stockholder approval, up to 2,000,000 shares of Preferred Stock, $0.01 par value, of the Company (the "Preferred Stock") with voting, conversion and other rights and preferences that may be superior to the Common Stock and that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. See "Description of Capital Stock -- Preferred Stock" and "-- Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses, are estimated to be approximately $24,310,000. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.


     The principal purposes of this offering are to obtain additional working capital, to expand the size of the Company's sales and marketing, research and development, customer support and administrative operations, to enhance the visibility of the Company in its commercial markets, to create a public market for the Company's Common Stock and to facilitate future access by the Company to public equity markets. A portion of the net proceeds of the offering may also be used to acquire or invest in products, technologies or businesses which broaden or enhance the Company's current product offerings. There are no current agreements with respect to any material acquisitions or investments. The Company does not believe it can accurately estimate the particular amounts to be used for the purposes outlined above. As of the date of this Prospectus, the Company has no specific plans as to the use of the substantial majority of the net proceeds of this offering, and will have broad discretion in the application of the proceeds. See "Risk Factors -- Uncertainty as to Use of Proceeds." Pending any such uses, such net proceeds will be invested in short-term, investment grade, interest-bearing securities.


                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends on its capital stock in the foreseeable future. Any future declaration and payment of dividends will be subject to the discretion of the Company's Board of Directors, will be subject to applicable law and will depend upon the Company's results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and other factors deemed relevant by the Company's Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997 (i) on an actual basis, (ii) on a pro forma basis to give effect to the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock upon the closing of this offering and (iii) on such pro forma basis as adjusted to give effect to the sale of the 3,000,000 shares of Common Stock by the Company offered hereby based upon an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                         JUNE 30, 1997
                                                               ---------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                               -------   ---------   -----------
                                                                (IN THOUSANDS, EXCEPT SHARE AND
                                                                      PER SHARE AMOUNTS)
Long-term debt, net of current portion.......................  $   153    $   153      $   153
                                                               -------    -------      -------
Series B Convertible Redeemable Preferred Stock, $.01 par
  value per share; 1,356,116 shares authorized, issued and
  outstanding, actual; no shares authorized, issued or
  outstanding, pro forma and pro forma as adjusted...........    5,367         --           --
                                                               -------    -------      -------
Stockholders' equity (deficit):
  Preferred Stock, $.01 par value per share; 1,481,384 shares authorized, no shares issued or outstanding, actual;
     2,000,000 shares authorized, no shares issued or
     outstanding, pro forma and pro forma as adjusted........       --         --           --

  Series A Convertible Preferred Stock, $.01 par value per
     share; 162,500 shares authorized, issued and
     outstanding, actual; no shares authorized, issued or
     outstanding, pro forma and pro forma as adjusted........        2         --           --

  Common Stock, $.01 par value per share; 10,000,000 shares
     authorized, 5,391,007 shares issued and outstanding,
     actual; 35,000,000 shares authorized, 8,428,239 shares
     issued and outstanding, pro forma; 35,000,000 shares
     authorized, 11,428,239 shares issued and outstanding,
     pro forma as adjusted (1)...............................       54         84          114

Additional paid-in capital...................................       18      4,990       29,270

Retained earnings (deficit)..................................   (1,018)      (651)        (651)
                                                               -------    -------      -------
     Total stockholders' equity (deficit)....................     (944)     4,423       28,733
                                                               -------    -------      -------
          Total capitalization...............................  $ 4,576    $ 4,576      $28,886
                                                               =======    =======      =======

------------
(1) Excludes (i) 1,309,218 shares of Common Stock issuable upon the exercise of stock options outstanding at June 30, 1997 granted under the Company's stock plans at a weighted average exercise price of $1.28 per share, of which options to purchase 321,665 shares were then exercisable and (ii) 2,114,783 shares of Common Stock reserved for future issuance pursuant to the Company's stock plans. See "Management -- Stock Plans" and Notes 11 and 14 of Notes to Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of June 30, 1997 was $4,294,332, or $0.51 per share of Common Stock after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock. Pro forma net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding (assuming the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock). After giving effect to the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the adjusted pro forma net tangible book value of the Company as of June 30, 1997 would have been $28,717,967, or $2.51 per share. This represents an immediate increase in pro forma net tangible book value of $2.00 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.49 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates the per share dilution:

        Assumed initial public offering price......................              $9.00
        Pro forma net tangible book value at June 30, 1997.........  $0.51
        Increase per share attributable to new investors...........   2.00
                                                                     -----
        Adjusted pro forma net tangible book value per share after
          the offering.............................................               2.51
                                                                                 ------
        Dilution to new investors..................................              $6.49
                                                                                 ======

     The following table summarizes on a pro forma basis, as of June 30, 1997, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by the new investors after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company at the assumed initial public offering price of $9.00 per share.

                                 SHARES PURCHASED(1)         TOTAL CONSIDERATION        AVERAGE
                                ----------------------     -----------------------       PRICE
                                  NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                -----------    -------     -----------     -------     ---------
    Existing stockholders.....    8,428,239      73.7%     $ 5,344,300       16.5%       $0.63
    New investors.............    3,000,000      26.3       27,000,000       83.5        $9.00
                                 ----------    ------      -----------     ------
              Total...........   11,428,239     100.0%     $32,344,300      100.0%
                                 ==========    ======      ===========     ======

------------
(1) Sales by Selling Stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to 7,428,239 shares, or 65.0% (6,858,905 shares, or 59.9%, if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock to be outstanding after this offering, and will increase the number of shares held by new stockholders to 4,000,000 shares, or 35.0% (4,600,000 shares, or 40.1%, if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock to be outstanding after the offering. See "Principal and Selling Stockholders."

     The calculation of net tangible book value and the other computations above assume no exercise of outstanding options under the Company's stock plans. As of June 30, 1997, 1,309,218 shares of Common Stock were issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.28 per share, of which options to purchase 321,665 shares were then exercisable at a weighted average exercise price of $0.25 per share. To the extent the outstanding options are exercised and that any of the shares reserved for issuance are issued with exercise prices below the initial public offering price, there will be further dilution to new investors. See "Management -- Stock Plans" and "Shares Eligible for Future Sale."

                            SELECTED FINANCIAL DATA

     The statement of operations data set forth below for each of the fiscal years ended December 31, 1994, 1995 and 1996 and the balance sheet data as of December 31, 1995 and 1996 have been derived from the Company's financial statements, which statements have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The balance sheet data at December 31, 1994 is derived from the Company's financial statements, which statements have been audited by Arthur Andersen LLP and are not included in this Prospectus. The data presented as of and for the years ended December 31, 1992 and 1993 are derived from the Company's unaudited financial statements which are not included in this Prospectus. The data presented as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are derived from unaudited financial statements included elsewhere in this Prospectus. In the opinion of management, all unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period. The selected financial data set forth below should be read in conjunction with the Financial Statements and the Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Prospectus.

                                                                                                          SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                     ------------------------------------------------     -----------------
                                                     1992      1993       1994       1995       1996       1996       1997
                                                     ----     ------     ------     ------     ------     ------     ------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license.................................  $636     $  902     $1,486     $2,780     $5,304     $2,031     $5,486
  Hardware.........................................   125        101        124        278      1,533        527      1,748
  Service and other................................    86         71        338        870      1,564        713      1,044
                                                     ----     ------     ------     ------     ------     ------     ------
        Total revenues.............................   847      1,074      1,948      3,928      8,401      3,271      8,278
                                                     ----     ------     ------     ------     ------     ------     ------
Cost of revenues:
  Software license.................................   167          9         35        104        109         50        218
  Hardware.........................................   120         92        114        209      1,084        339      1,208
  Service and other................................    40         81        130        319        816        346        501
                                                     ----     ------     ------     ------     ------     ------     ------
        Total cost of revenues.....................   327        182        279        632      2,009        735      1,927
                                                     ----     ------     ------     ------     ------     ------     ------
        Gross profit...............................   520        892      1,669      3,296      6,392      2,536      6,351
                                                     ----     ------     ------     ------     ------     ------     ------
Operating expenses:
  Sales and marketing..............................   283        499        649      1,236      2,824      1,041      2,938
  Research and development ........................    93        208        414        893      1,972        777      1,554
  General and administrative.......................   140        350        721        750        950        430        779
  Write-off of intangible asset....................    --         --        200         --         --         --         --
                                                     ----     ------     ------     ------     ------     ------     ------
        Total operating expenses...................   516      1,057      1,984      2,879      5,746      2,248      5,271
                                                     ----     ------     ------     ------     ------     ------     ------
Income (loss) from operations......................     4       (165)      (315)       417        646        288      1,080
Interest income (expense), net.....................    (2)        (2)        12         (1)        32         --         29
                                                     ----     ------     ------     ------     ------     ------     ------
Income (loss) before provision (benefit)
  for income taxes.................................     2       (167)      (303)       416        678        288      1,109
Provision (benefit) for income taxes...............    --         --        (70)        --        238        101        405
                                                     ----     ------     ------     ------     ------     ------     ------
Net income (loss)..................................  $  2     $ (167)    $ (233)    $  416     $  440     $  187     $  704
                                                     ====     ======     ======     ======     ======     ======     ======
Pro forma net income per common and common
  equivalent share(1)..............................                                            $ 0.04                $ 0.07
                                                                                               ======                ======
Pro forma weighted average number of common and
  common equivalent shares outstanding(1)..........                                             9,929                 9,488
                                                                                               ======                ======

                                                                                                          JUNE 30, 1997
                                                                    DECEMBER 31,                       -------------------
                                                  ------------------------------------------------                  PRO
                                                  1992      1993       1994       1995       1996      ACTUAL     FORMA(2)
                                                  ----     ------     ------     ------     ------     ------     --------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................  $ --     $   39     $   20     $  551     $2,042     $ 810       $  810
Working capital (deficit).......................   (14)      (210)      (305)       (50)     3,313     3,413        3,413
Total assets....................................   200        529        449      1,575      6,457     7,669        7,669
Long-term debt, net of current portion..........    16          3         --         21        212       153          153
Convertible redeemable preferred stock..........    --         --         --         --      5,167     5,367           --
Total stockholders' equity (deficit)............    (4)      (171)      (405)        11     (1,467)     (944)       4,423

---------------
(1) Computed on the basis described in Note 2 of Notes to Financial Statements.
(2) Adjusted to give effect to the automatic conversion upon the closing of this offering of all outstanding shares of Convertible Preferred Stock into an aggregate of 3,037,232 shares of Common Stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

     Omtool designs, develops, markets and supports open, client/server facsimile software, delivering solutions which automate and integrate fax communication throughout the enterprise. The Company was incorporated in March 1991 and shipped its initial facsimile software products in 1991. The Company's revenues are primarily derived from licensing the rights to use its Fax Sr. software product directly to end users and indirectly through resellers. The Company first achieved profitability for the year ended December 31, 1992 and has been profitable for the last ten quarters.

     Revenues from software licenses are recognized upon shipment of the software if there are no significant post-delivery obligations and collection of the resulting receivable is deemed probable. Payments received in advance for services or products are initially recorded as deferred revenue. The Company provides a 30-day money back guarantee for its Fax Sr. product and reserves for potential product returns and allowances at the time of shipment. Historically, the Company has adequately reserved for such potential returns and allowances. In addition to licensing its Fax Sr. product, the Company also derives revenues from licensing certain document imaging software products. Licensing revenues from these imaging products accounted for 3% of total revenues in 1996 and less than 1% of total revenues in the six months ended June 30, 1997, and the Company does not expect this source of revenues to increase in the future.


     The Company is dependent on licenses of its Fax Sr. NT product, first licensed in March 1995, for substantially all of its revenues. In 1996 and the six months ended June 30, 1997, approximately 82% and 96%, respectively, of the Company's software license revenues were derived from Fax Sr. NT. In addition, substantially all of the Company's hardware and service and other revenue is dependent on such licenses of Fax Sr. NT. See "Risk Factors -- Dependence on Fax Sr. NT and the Windows NT Environment."


     The Company also derives revenues from the sale of hardware products such as intelligent fax boards and fax modems. Hardware sales are undertaken as a convenience to Fax Sr. customers and hardware is neither bundled with Fax Sr. nor required to be purchased from the Company. Omtool primarily resells intelligent fax boards from vendors such as Brooktrout Technology and Dialogic. The Company purchases these hardware products as needed to ship to its customers and the Company maintains a minimal inventory of these hardware products. Revenue for hardware products is recognized upon shipment of the product.

     Service and other revenues have consisted primarily of the sale of support contracts. Revenue from support contracts is recognized ratably over the term of the support contract period, which is typically one year. Although to date the Company has not provided consulting, configuration and installation services, the Company intends to offer these customer services in the future as warranted by customer demand. The Company also derives revenues pursuant to contractual obligations to support certain document imaging software products. Support revenues attributable to these imaging products accounted for 6% of total revenues in 1996 and 2% of total revenues in the six months ended June 30, 1997, and the Company does not expect this source of revenues to increase in the future.


     The Company has historically derived substantially all of its total revenues from sales within North America. Sales outside of North America (primarily in Europe) represented approximately 5%, 7% and 8% of the Company's total revenues in 1995, 1996 and six months ended June 30, 1997, respectively. The Company's gross profit on these sales approximates the gross profit on sales within North America. The Company's strategy is to expand its international presence (primarily in Europe and South

America) and to increase its investment in sales and marketing efforts directed toward international markets. There can be no assurance that the Company will be able to maintain or increase international sales of its products, and the failure to do so may have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Risks Associated with International Expansion" and "Business -- Strategy."


     Historically, the Company had marketed and sold its products principally through its direct telesales force. During 1996, the Company began actively recruiting VARs, systems integrators, resellers and distributors to expand its indirect distribution channel. As a result, sales through the Company's indirect distribution channels increased from 11% of total revenues in 1995 to 24% of total revenues in 1996 to 35% of total revenues in the six months ended June 30, 1997.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data for the periods indicated as a percentage of total revenues:


                                                                                     SIX MONTHS
                                                      YEAR ENDED DECEMBER 31,           ENDED
                                                                                      JUNE 30,
                                                     -------------------------     ---------------
                                                     1994      1995      1996      1996      1997
                                                     -----     -----     -----     -----     -----
Revenues:
  Software license.................................  76.2%      70.8%     63.1%     62.1%     66.3%
  Hardware.........................................    6.4       7.1      18.3      16.1      21.1
  Service and other................................   17.4      22.1      18.6      21.8      12.6
                                                     -----     -----     -----     -----     -----
          Total revenues...........................  100.0     100.0     100.0     100.0     100.0
                                                     -----     -----     -----     -----     -----
Cost of revenues:
  Software license.................................    1.8       2.7       1.3       1.5       2.6
  Hardware.........................................    5.8       5.3      12.9      10.4      14.6
  Service and other................................    6.7       8.1       9.7      10.6       6.1
                                                     -----     -----     -----     -----     -----
          Total cost of revenues...................   14.3      16.1      23.9      22.5      23.3
                                                     -----     -----     -----     -----     -----
Gross profit.......................................   85.7      83.9      76.1      77.5      76.7
                                                     -----     -----     -----     -----     -----
Operating expenses:
  Sales and marketing..............................   33.3      31.5      33.6      31.8      35.5
  Research and development.........................   21.3      22.7      23.5      23.7      18.8
  General and administrative.......................   37.0      19.1      11.3      13.2       9.4
  Write-off of intangible asset....................   10.3        --        --        --        --
                                                     -----     -----     -----     -----     -----
          Total operating expenses.................  101.9      73.3      68.4      68.7      63.7
                                                     -----     -----     -----     -----     -----
Income (loss) from operations......................  (16.2)     10.6       7.7       8.8      13.0
Interest income, net...............................    0.6        --       0.4        --       0.4
                                                     -----     -----     -----     -----     -----
Income (loss) before provision (benefit) for income
  taxes............................................  (15.6)     10.6       8.1       8.8      13.4
Provision (benefit) for income taxes...............   (3.6)       --       2.9       3.1       4.9
                                                     -----     -----     -----     -----     -----
Net income (loss)..................................  (12.0)%    10.6%      5.2%      5.7%      8.5%
                                                     =====     =====     =====     =====     =====
Gross profit:
  Software license.................................  97.7%      96.3%     97.9%     97.5%     96.0%
  Hardware.........................................    8.0      24.7      29.3      35.7      30.9
  Service and other................................   61.6      63.4      47.8      51.4      52.0

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

  Revenues

     Total Revenues. The Company's revenues are currently derived primarily from fees from licensing of the Company's software products and, to a lesser extent, from related sales of hardware and services. The Company's total revenues were $8.3 million and $3.3 million for the six months ended June 30, 1997 and 1996, respectively, representing an increase of 153%.

     Software License. The Company's software license revenues are derived primarily from the licensing of the Company's Fax Sr. product. Software license revenues were $5.5 million for the six months ended June 30, 1997 and $2.0 million for the six months ended June 30, 1996, or 66% and 62% of total revenues for each respective period, representing an increase of 170%. The increase in dollar amount was primarily due to increased market acceptance of the Company's Fax Sr. product for the Windows NT operating system, as well as expansion of the Company's direct telesales force and indirect sales channels.

     Hardware. Hardware revenues are derived from the resale of third-party hardware products sold to the Company's customers in conjunction with the licensing of the Company's software. Hardware revenues were $1.7 million for the six months ended June 30, 1997 and $527,000 for the six months ended June 30, 1996, or 21% and 16% of total revenues for each respective period, representing an increase of 232%. The increase in hardware revenues was due primarily to the increase of hardware unit sales accompanying increased licenses of Fax Sr. and a change in the sales mix of third-party hardware products from lower priced modem products to high-end multi-channel modem boards.

     Service and Other. Service and other revenues are primarily comprised of fees from maintenance contracts. Service and other revenues were $1.0 million for the six months ended June 30, 1997 and $713,000 for the six months ended June 30, 1996, or 13% and 22% of total revenues for each respective period, representing an increase of 46%. The increase in dollar amount was due primarily to the increase in maintenance revenues as a result of a larger installed customer base.

  Cost of Revenues

     Software License. Cost of software license revenues consists primarily of the costs of sublicensing third-party software products, product media, and product duplication. Cost of software license revenues was $218,000 and $50,000 for the six months ended June 30, 1997 and 1996, respectively, representing 4% and 2% of software license revenues for each respective period. The increase in dollar amount was primarily due to the higher volume of products shipped during the six months ended June 30, 1997 compared to the same period in 1996. Software license gross margin percentages remained relatively constant at 96% for the six months ended June 30, 1997 compared to 98% for the same period in 1996.

     Hardware. Cost of hardware revenues consists primarily of the costs of third-party hardware products. Cost of hardware revenues was $1.2 million and $339,000 for the six months ended June 30, 1997 and 1996, respectively, representing 69% and 64% of hardware revenues for each respective period. The increase in dollar amount for the cost of hardware revenues for the six months ended June 30, 1997 was due primarily to increased unit sales of hardware products accompanying licenses of Fax Sr. and a change in the sales mix of third-party hardware products from less expensive modem products to high-end multi-channel modem boards. The gross margin percentage for hardware sales decreased to 31% for the six months ended June 30, 1997 from 36% in the same period in 1996 due to the change in the hardware sales mix.

     Service and Other. Cost of service and other revenues consists primarily of the costs incurred in providing telephone support as well as other miscellaneous customer service-related expenses. Cost of service and other revenues was $501,000 and $346,000 for the six months ended June 30, 1997 and 1996, respectively, representing 48% and 49% of service and other revenues for each respective period. The increase in dollar amount of cost of service and other revenues during the period was due primarily to the higher volume of products shipped during the six months ended June 30, 1997 and the hiring of incremental personnel to support such growth. The gross margin percentage for service and other revenues remained relatively constant at 52% and 51% for the six months ended June 30, 1997 and 1996, respectively.

  Operating Expenses


     Sales and Marketing. Sales and marketing expenses consist primarily of employee salaries, benefits, commissions, and associated overhead costs, and the cost of marketing programs such as direct mailings, public relations, trade shows, seminars, and related communication costs. Sales and marketing expenses were $2.9 million and $1.0 million for the six months ended June 30, 1997 and 1996, respectively, or 36% and 32% of total revenues for each respective period. The increase in dollar amount and the increase in sales and marketing expenses as a percentage of total revenues was primarily due to the Company's effort to expand its direct telesales force and marketing organization (approximately $580,000), higher sales commissions associated with increased revenues (approximately $175,000), and increased marketing program activities (approximately $549,000). The Company expects sales and marketing expenses will continue to increase in absolute terms.


     Research and Development. Research and development expenses include expenses associated with the development of new products, enhancements of existing products and quality assurance activities, and consist primarily of employee salaries, benefits, and associated overhead costs as well as consulting expenses and the cost of software development tools. Research and development expenses were $1.6 million and $777,000 for the six months ended June 30, 1997 and 1996, respectively, or 19% and 24% of total revenues for each respective period. The increase in dollar amount was primarily attributable to the employment of additional staff and independent contractors to develop and enhance the Company's products and provide quality assurance. The Company expects research and development expenses will continue to increase in absolute terms.

     General and Administrative. General and administrative expenses consist primarily of employee salaries and benefits for administrative, executive and finance personnel and associated overhead costs, as well as consulting, accounting, and legal expenses. General and administrative expenses were $779,000 and $430,000 for the six months ended June 30, 1997 and 1996, respectively, or 9% and 13% of total revenues for each respective period. The increase in dollar amount was primarily attributable to an increase in personnel and the overhead costs allocated to support such personnel. General and administrative expenses decreased as a percentage of total revenues as the Company continued to realize operating leverage from its established infrastructure. The Company expects general and administrative expenses will continue to increase in absolute terms.

     Interest Income (Expense), Net. Interest income (expense), net consists principally of interest earned on cash, cash equivalents, and short-term investments, offset by interest expense associated with equipment financing and borrowings. Interest income (expense), net represented income of $29,000 in the six months ended June 30, 1997, due primarily to interest income earned on excess cash from the proceeds of the Company's 1996 private placements of its preferred stock.

     Provision (Benefit) for Income Taxes. Provision (benefit) for income taxes was $405,000 and $101,000 for the six months ended June 30, 1997 and 1996, respectively, resulting in effective tax rates of approximately 37% and 35% in the six months ended June 30, 1997 and 1996, respectively. Income taxes in 1997 have been provided at the Company's respective federal and state statutory rates, reduced primarily for income tax credits and the tax effect of certain tax exempt interest income. The effective income tax rate in 1996 was lower due primarily to utilization of net operating loss carryforwards.

YEARS ENDED DECEMBER 31, 1996 AND 1995

  Revenues

     Total Revenues. The Company's total revenues were $8.4 million and $3.9 million in 1996 and 1995, respectively, representing an increase of 114%.

     Software License. Software license revenues were $5.3 million in 1996 and $2.8 million in 1995, or 63% and 71% of total revenues for each respective period, representing an increase of 91%. The increase in dollar amount was primarily due to increased market acceptance of the Company's Fax Sr. product for the Windows NT operating system, as well as expansion of the Company's direct telesales force and indirect sales channels.

     Hardware. Hardware revenues were $1.5 million in 1996 and $278,000 in 1995, or 18% and 7% of total revenues for each respective period, representing an increase of 451%. The increase in hardware revenues was due primarily to the increase of hardware unit sales accompanying increased licenses of Fax Sr. and a change in the sales mix of third-party hardware products from lower priced modem products to high-end multi-channel modem boards.

     Service and Other. Service and other revenues were $1.6 million in 1996 and $870,000 in 1995, or 19% and 22% of total revenues for each respective period, representing an increase of 80%. The increase in dollar amount was due primarily to the increase in maintenance and maintenance renewals as a result of a larger installed customer base.

  Cost of Revenues

     Software License. Cost of software license revenues was $109,000 and $104,000 in 1996 and 1995, respectively, representing 2% and 4% of software license revenues for each respective period. The increase in dollar amount was primarily due to the higher volume of products shipped during 1996 compared to 1995. Software license gross margin percentages remained relatively constant at 98% in 1996 compared to 96% in 1995.

     Hardware. Cost of hardware revenues was $1.1 million and $209,000 in 1996 and 1995, respectively, representing 71% and 75% of hardware revenues for each respective year. The increase in dollar amount was due primarily to increased unit sales of hardware products accompanying licenses of Fax Sr. and a change in the sales mix of third-party hardware products from less expensive modem products to high-end multi-channel modem boards. The gross margin percentage for hardware sales increased to 29% in 1996 from 25% in 1995 due to the change in the hardware sales mix.

     Service and Other. Cost of service and other revenues was $816,000 and $319,000 in 1996 and 1995, respectively, representing 52% and 37% of service and other revenues for each respective year. The increase in dollar amount was due primarily to the higher volume of products shipped during 1996 and the hiring of incremental personnel to support such growth. The gross margin percentage for service and other revenues decreased to 48% in 1996 from 63% in 1995 due primarily to the increase in the number of customer support personnel and related overhead costs necessary to support a larger installed customer base.

  Operating Expenses


     Sales and Marketing. Sales and marketing expenses were $2.8 million and $1.2 million in 1996 and 1995, respectively, or 34% and 32% of total revenues for each respective period. The increase in dollar amount and the increase in sales and marketing expenses as a percentage of total revenues was primarily due to the Company's effort to expand its direct telesales force and marketing organization (approximately $479,000), higher sales commissions associated with increased revenues (approximately $199,000), and increased marketing program activities (approximately $571,000).


     Research and Development. Research and development expenses were $2.0 million and $893,000 in 1996 and 1995, respectively, or 24% and 23% of total revenues for each respective period. The increase in dollar amount was primarily attributable to the employment of additional staff and independent contractors to develop and enhance the Company's products and provide quality assurance.

     General and Administrative. General and administrative expenses were $950,000 and $750,000 in 1996 and 1995, respectively, or 11% and 19% of total revenues for each respective period. The increase in dollar amount was primarily attributable to an increase in personnel and the overhead costs allocated to support such personnel. General and administrative expenses decreased as a percentage of total revenues as the Company continued to realize operating leverage from its established infrastructure.

     Interest Income (Expense), Net. Interest income (expense), net represented income of $32,000 in 1996 and expense of $1,000 in 1995. The increase in interest income (expense), net was due primarily to interest income earned on excess cash from the proceeds of the Company's 1996 private placements of its preferred stock.

     Provision (Benefit) for Income Taxes. Provision (benefit) for income taxes was $238,000 in 1996, resulting in an effective tax rate of approximately 35%. This rate is lower than the combined state and federal rates due to the utilization of net operating loss carryforwards and tax credits. Net operating loss carryforwards were used to offset all federal and state income taxes in 1995.

YEARS ENDED DECEMBER 31, 1995 AND 1994

  Revenues

     Total Revenues. The Company's revenues were $3.9 million and $1.9 million in 1995 and 1994, respectively, representing an increase of 102%.

     Software License. Software license revenues were $2.8 million and $1.5 million in 1995 and 1994, respectively, or 71% and 76% of total revenues for each respective period, representing an increase of 87%. The increase in dollar amount was due to increased market acceptance of the Company's fax software products, the introduction of Fax Sr. for the Windows NT operating system and expansion of the Company's direct telesales force.

     Hardware. Hardware revenues were $278,000 and $124,000 in 1995 and 1994, respectively, or 7% and 6% of total revenues for each respective period, representing an increase of 124%. The increase in dollar amount was primarily due to increased hardware sales accompanying increased licenses of Fax Sr.

     Service and Other. Service and other revenues were $870,000 and $338,000 in 1995 and 1994, respectively, or 22% and 17% of total revenues for each respective period, representing an increase of 157%. The increase in dollar amount was due primarily to the increase in maintenance and maintenance renewals as a result of a larger installed customer base.

  Cost of Revenues

     Software License. Cost of software license revenues was $104,000 and $35,000 in 1995 and 1994, respectively, representing 4% and 2% of the related software license revenues for each respective year. The increase in dollar amount was primarily due to the higher volume of products shipped during 1995. The software license gross margin percentage remained relatively constant at 96% in 1995 compared to 98% in 1994.

     Hardware. Cost of hardware revenues was $209,000 and $114,000 in 1995 and 1994, respectively, representing 75% and 92% of the related hardware revenues for each respective year. The increase in dollar amount for the cost of hardware revenues during 1995 was primarily due to increased unit sales of hardware products accompanying licenses of Fax Sr. and to a change in the sales mix of third-party hardware products from less expensive modem products to high end multi-channel modem boards.

The gross margin percentage for hardware sales increased to 25% in 1995 from 8% in 1994 due primarily to a change in the hardware sales mix.

     Service and Other. Cost of service and other revenues was $319,000 and $130,000 in 1995 and 1994, respectively, or 37% and 38% of the related service and other revenues for each respective year. The increase in dollar amount of cost of service and other from 1994 to 1995 was due primarily to the higher volume of products shipped during 1995 and to the increase in the number of customer support personnel and the hiring of incremental personnel to support such growth. The gross margin percentage for service and other revenues remained relatively constant at 63% in 1995 compared to 62% in 1994.

  Operating Expenses


     Sales and Marketing. Sales and marketing expenses were $1.2 million and $649,000 in 1995 and 1994, respectively, or 32% and 33% of total revenues for each respective period. The increase in dollar amount was primarily due to the Company's effort to expand its sales and marketing organization (approximately $118,000), higher sales commissions associated with increased revenues (approximately $150,000), and increased marketing program activities (approximately $209,000).


     Research and Development. Research and development expenses were $893,000 and $414,000 in 1995 and 1994, respectively, or 23% and 21% of total revenues for each respective period. The increase in dollar amount and as a percentage of total revenues was primarily attributable to the employment of additional staff and independent contractors to develop and enhance the Company's products and quality assurance.

     General and Administrative. General and administrative expenses were $750,000 and $721,000 in 1995 and 1994, respectively, or 19% and 37% of total revenues for each respective period. The increase in dollar amount was primarily attributable to an increase in personnel and the overhead costs allocated to support such personnel. General and administrative expenses decreased as a percentage of total revenues as the Company began to realize operating leverage from its established infrastructure.

     Write-off of Intangible Assets. In 1993, the Company acquired from a third party the rights, title and interest to two software products for a purchase price of $300,000. In 1994, the Company recorded a charge of $200,000 to write-off the unamortized portion of the software rights as a result of the Company's increased focus on its Fax Sr. product line and to reflect their net realizable value.

     Interest Income (Expense), Net. Interest income (expense), net represented expense of $1,000 in 1995 and income of $12,000 in 1994.

     Provision (Benefit) for Income Taxes. Net operating loss carryforwards were used to offset all federal and state income tax in 1995. The benefit for income taxes in 1994 was $70,000 primarily due to federal and state net operating loss carryforwards utilized in subsequent periods.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly statement of operations data for each of the eight most recent quarters. In the opinion of management, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited Financial Statements of the Company and related Notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                THREE MONTHS ENDED
                             -----------------------------------------------------------------------------------------
                             SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                               1995        1995       1996        1996       1996        1996       1997        1997
                             ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                  (IN THOUSANDS)
Revenues:
  Software license.........    $1,059     $  660     $   971     $1,060      $1,348     $1,925      $2,536     $2,950
  Hardware.................        67        111         196        331         360        646         709      1,039
  Service and other........       254        257         324        388         418        434         456        588
                               ------     ------      ------     ------      ------     ------      ------     ------
         Total revenues....     1,380      1,028       1,491      1,779       2,126      3,005       3,701      4,577
                               ------     ------      ------     ------      ------     ------      ------     ------
Cost of revenues:
  Software license.........        39         37          20         30          26         33          86        132
  Hardware.................        48         85         151        188         252        493         494        714
  Service and other........       109        103         174        172         211        259         229        272
                               ------     ------      ------     ------      ------     ------      ------     ------
         Total cost of
           revenues........       196        225         345        390         489        785         809      1,118
                               ------     ------      ------     ------      ------     ------      ------     ------
Gross profit...............     1,184        803       1,146      1,389       1,637      2,220       2,892      3,459
                               ------     ------      ------     ------      ------     ------      ------     ------
Operating expenses:
  Sales and marketing......       327        400         491        550         700      1,083       1,296      1,642
  Research and
    development............       323        230         365        411         568        628         764        790
  General and
    administrative.........       276        163         209        221         229        291         391        388
                               ------     ------      ------     ------      ------     ------      ------     ------
         Total operating
           expenses........       926        793       1,065      1,182       1,497      2,002       2,451      2,820
                               ------     ------      ------     ------      ------     ------      ------     ------
Income from operations.....       258         10          81        207         140        218         441        639
Interest income (expense),
  net......................        (2)         7           1         --           7         24           1         28
                               ------     ------      ------     ------      ------     ------      ------     ------
Income before provision for
  income taxes.............       256         17          82        207         147        242         442        667
Provision for income
  taxes....................        --         --          29         73          51         85         170        235
                               ------     ------      ------     ------      ------     ------      ------     ------
Net income.................    $  256     $   17      $   53     $  134      $   96     $  157      $  272     $  432
                               ======     ======      ======     ======      ======     ======      ======     ======



     The following table sets forth certain unaudited consolidated quarterly statement of operations data expressed as a percentage of total revenues for each of the eight most recent quarters:


                                                               THREE MONTHS ENDED
                              ------------------------------------------------------------------------------------
                              SEPT. 30,  DEC. 31,  MARCH 31,   JUNE 30,   SEPT. 30,  DEC. 31,  MARCH 31,  JUNE 30,
                                1995       1995      1996        1996       1996       1996      1997       1997
                              ---------  --------  ---------   ---------  ---------  --------  ---------  --------
Revenues:
  Software license...........    76.7%      64.2%     65.1%       59.6%      63.4%      64.1%     68.5%      64.4%
  Hardware...................     4.9       10.8      13.2        18.6       16.9       21.5      19.2       22.7
  Service and other..........    18.4       25.0      21.7        21.8       19.7       14.4      12.3       12.9
                                -----      -----     -----       -----      -----      -----     -----      -----
         Total revenues......   100.0      100.0     100.0       100.0      100.0      100.0     100.0      100.0
                                -----      -----     -----       -----      -----      -----     -----      -----
Cost of revenues:
  Software license...........     2.8        3.6       1.3         1.7        1.2        1.1       2.3        2.9
  Hardware...................     3.5        8.3      10.1        10.5       11.9       16.4      13.4       15.6
  Service and other..........     7.9       10.0      11.7         9.7        9.9        8.6       6.2        5.9
                                -----      -----     -----       -----      -----      -----     -----      -----
         Total cost of
           revenues..........    14.2       21.9      23.1        21.9       23.0       26.1      21.9       24.4
                                -----      -----     -----       -----      -----      -----     -----      -----
Gross profit.................    85.8       78.1      76.9        78.1       77.0       73.9      78.1       75.6
                                -----      -----     -----       -----      -----      -----     -----      -----
Operating expenses:
  Sales and marketing........    23.7       38.9      32.9        30.9       32.9       36.0      35.0       35.9
  Research and development...    23.4       22.4      24.5        23.1       26.7       20.9      20.6       17.2
  General and
    administrative...........    20.0       15.8      14.1        12.5       10.8        9.7      10.6        8.5
                                -----      -----     -----       -----      -----      -----     -----      -----
         Total operating
           expenses..........    67.1       77.1      71.5        66.5       70.4       66.6      66.2       61.6
                                -----      -----     -----       -----      -----      -----     -----      -----
Income from operations.......    18.7        1.0       5.4        11.6        6.6        7.3      11.9       14.0
Interest income (expense),
  net........................    (0.1)       0.7       0.1          --        0.3        0.8        --        0.6
                                -----      -----     -----       -----      -----      -----     -----      -----
Income before provision for
  income taxes...............    18.6        1.7       5.5        11.6        6.9        8.1      11.9       14.6
Provision for income taxes...      --         --       1.9         4.1        2.4        2.9       4.6        5.2
                                -----      -----     -----       -----      -----      -----     -----      -----
Net income...................    18.6%       1.7%      3.6%        7.5%       4.5%       5.2%      7.3%       9.4%
                                =====      =====     =====       =====      =====      =====     =====      =====




     The Company's quarterly revenues and results of operations have fluctuated significantly in the past and will likely fluctuate significantly in the future. Causes of such fluctuations have included and may include, among others, the demand for the Company's products and services, the size and timing of orders, the number, timing and significance of new product announcements by the Company and its competitors, the ability of the Company to develop, introduce, market and ship new and enhanced versions of the Company's products on a timely basis, the level of product and price competition, changes in operating expenses, changes in average selling prices and mix of the Company's products, changes in the Company's sales incentive strategy, the mix of direct and indirect sales, and general economic factors. In addition, the sale of the Company's products often involves delays because customers have tended to implement the products on a large scale and customers also must establish certain minimum hardware capabilities. The Company's products therefore often have a lengthy sales cycle while the customer evaluates and receives approvals for the purchase of the Company's products. During such sales cycles, the Company may expend substantial funds and management effort yet receive no revenues. It may be difficult to accurately predict the sales cycle of any large order. If one or more large orders fails to close as forecasted in a fiscal quarter, the Company's revenues and operating results for such quarter could be materially adversely affected. Any one or more of these or other factors could have a material adverse effect on the Company's business, financial condition and results of operations. The potential occurrence of any one or more of these factors makes the prediction of revenues and results of operations on a quarterly basis difficult and performance forecasts derived from such predictions unreliable. The Company's business has experienced and is expected to continue to experience seasonality. The Company has historically had and expects to continue to have weaker sales in the months of July and August which may have an adverse effect on third quarter sales. The Company believes that these fluctuations are caused primarily by customer budgeting and purchasing patterns. See "Risk
Factors -- Fluctuations in Quarterly Results of Operations; Seasonality."

LIQUIDITY AND CAPITAL RESOURCES

     Since 1994, the Company has financed its operations primarily through cash flow from operations, borrowings under a demand line of credit and the private sales of preferred stock. The net proceeds to the Company from the sale of its preferred stock in 1996 were approximately $5.2 million. The Company used these proceeds principally for working capital needs and property and equipment additions necessary to support the Company's growth and for the repurchase of approximately $2.0 million of Common Stock from certain officers of the Company. See "Certain Transactions."

     At June 30, 1997, the Company had cash and cash equivalents of $810,000 and working capital of $3.4 million. The Company has entered into a loan and security agreement with a bank which is comprised of a term loan and a line of credit. The Company borrowed $250,000 under the term loan, which bears interest at the bank's prime rate plus 0.5% (9.0% at June 30, 1997) and is payable in monthly installments through December 31, 1999. At June 30, 1997, $213,000 was outstanding under this term loan.

     The line of credit permits the Company to borrow up to the lesser of $1.0 million or 70% of eligible accounts receivable (as defined) and bears interest at the bank's prime rate plus 0.5% (9.0% at June 30, 1997). There were no amounts outstanding under the line of credit at June 30, 1997. The term loan and line of credit are collateralized by all of the assets of the Company and require the Company to maintain certain financial ratios.

     The Company's operating activities provided cash of $853,000 in the year ended December 31, 1995, and used cash of $350,000 and $566,000 during the six months ended June 30, 1997 and the year ended December 31, 1996, respectively. Net cash provided during 1995 consisted primarily of net income from operations and increases in accounts payable, accrued liabilities and deferred revenue, offset by an increase in accounts receivable and prepaid expenses. Net cash used by operations during the six months ended June 30, 1997 consisted primarily of an increase in accounts receivable offset by net income from operations and an increase in accrued liabilities. Net cash used by operations during 1996 was comprised primarily of an increase in accounts receivable offset by net income from operations and an increase in deferred revenue.

     Investing activities used cash of $847,000 during the six months ended June 30, 1997, $1.4 million during 1996 and $269,000 during 1995. During these periods, the principal uses were purchases of property and equipment and purchases of short-term investments. The Company expects that the rate of purchases of property and equipment will remain constant or increase as the Company's employee base grows.

     Financing activities used cash of $35,000 during the six months ended June 30, 1997, generated cash of $3.5 million in 1996 due primarily to net proceeds from the issuance of preferred stock and used cash of $53,000 in 1995.

     The Company believes that the proceeds from the sale of the Common Stock offered hereby, together with its existing cash balances, funds generated from operations and available borrowings under its line of credit will be sufficient to finance the Company's operations for the next twelve months. Although operating activities may provide cash in certain periods, to the extent the Company grows in the future, its operating and investing activities may use cash. There can be no assurance that any necessary additional financing will be available to the Company on commercially reasonable terms, or at all.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 128, Earnings Per Share, which is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. This statement requires restatement of all prior-period earnings per share data presented. The Company has not yet determined the impact of this statement on the earnings per share data presented.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. Both SFAS No. 130 and SFAS No. 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that the adoption of these new accounting standards will not have a material impact on the Company's financial statements.

                                    BUSINESS

     Omtool designs, develops, markets and supports open, client/server facsimile software, delivering solutions which automate and integrate fax communication throughout the enterprise. Omtool's Fax Sr. product family, licensed typically on a shrink-wrap basis, provides users with an extensive, flexible feature set for transmitting and receiving faxes and improves an organization's management of its fax communications processes by providing a suite of utility and control functions. Fax Sr. can be deployed on heterogeneous, multi-platform networks and can be integrated with both desktop and enterprise software applications as well as e-mail and groupware systems. To address the needs of large enterprises, Fax Sr. is modular and scaleable as servers, clients and fax lines can be implemented and added over time. Fax Sr. is available on the Windows NT, HP UNIX and DEC UNIX and VMS server operating systems, and Windows 95, Windows NT, Windows 3.1.x, HTML, Macintosh, Motif and MS-DOS clients. Omtool has licensed Fax Sr. to more than 1,500 customers worldwide, including Alfred Berg Inc., AT&T Corp., Bloomberg Financial Markets, Boeing, Dow Chemical, Honeywell, SmithKline Beecham and United Technologies.

INDUSTRY BACKGROUND

     To be competitive in today's marketplace, companies must focus on improving electronic communications within their organizations and beyond the enterprise. Growth in electronic communication is being driven by productivity and efficiency demands on knowledge workers, the information sharing requirements of dispersed organizations, the emergence of the virtual enterprise to incorporate suppliers, customers and other business partners, and the general globalization of markets. Enterprises are responding to the need for improved communications through the use of a combination of telephony, facsimile, e-mail and groupware solutions. Facsimile transmission has been adopted as a world-wide standard for electronic communication because of its ease of use, real-time transmission of information, and consistent uniform protocol standards. According to an industry source, an estimated 41% of the average annual telephone bills in 1996 for Fortune 500 companies is attributable to fax costs.

     A number of technological developments have emerged to create opportunities to automate and improve fax and other corporate communications methods. These developments include the proliferation of personal computers in the corporate workplace, the growth of the client/server computing environment, the emergence of the fax modem and remote access technology, the growth of wide area network ("WAN") infrastructure, including high speed T1/T3 public networks, and the emergence of the Internet and corporate intranets. In addition, the rapid adoption of Windows NT as a cost-effective, technologically-advanced platform for enterprise computing is creating an environment whereby companies can realize significant improvements in corporate communications through the use of automation software.

     Despite these technological improvements, only limited advances have been made to automate fax communication and to coordinate and integrate communication by fax with other communications methods. Traditional fax communication within and beyond the enterprise continues to be prone to errors and delays in transmission and reception due to manual copying, sending and routing processes. Additionally, business managers and information technology ("IT") professionals are often unable to effectively manage access and analyze and control usage costs across this critical corporate communications medium. Because an estimated 85% of all faxed documents are created electronically, the lack of integration between fax communication and desktop or enterprise applications causes additional inefficiencies in the document communications and management process. Moreover, traditional fax communication has failed to integrate with emerging communications methods that are complementary to fax transmission, such as e-mail and groupware, to create a coordinated communications process throughout the extended enterprise.

     Historical approaches to improving facsimile communications such as desktop-based fax software and host-based fax applications have not provided a comprehensive solution for the requirements of the enterprise. Desktop fax applications are unable to support workgroups or divisions within an organization, are often limited to a single desktop operating system and do not provide complete management functions. In addition, desktop-based fax applications are limited in that they require significant investment by the organization in dedicated modem or fax boards in each user's PC and a telephone line connection for each modem or fax board. Host-based fax applications running on mainframes or minicomputers are typically expensive, difficult to maintain and relatively inflexible to meet the changing needs of the enterprise. In addition, host-based fax applications are difficult to integrate in a changing technological environment.

     As corporate communications have become more critical and complex, a need has arisen for a solution to automate and integrate fax communications throughout the enterprise and address a broad range of faxing requirements from person-to-person to volume broadcast transmissions. Such a solution must provide users and managers with superior functionality, provide tight integration with applications and other communications methods such as e-mail and groupware, leverage existing network technology and be implemented on a scaleable, multi-platform client/server architecture to address the needs of the extended enterprise. According to a third-party market research firm, the U.S. fax server market, which includes revenues from software-only fax servers as well as revenues from bundled, turnkey hardware and software fax server systems, is expected to grow from $155 million in 1995 to $400 million in 1999.

THE OMTOOL SOLUTION

     Omtool provides an open, client/server software solution, licensed typically on a shrink-wrap basis, for automating and integrating facsimile communications throughout the enterprise. Omtool's Fax Sr. solution provides the following key benefits:

     Comprehensive Fax Solution. Fax Sr. provides users with an extensive, flexible feature set for transmitting, receiving and managing facsimiles. Fax Sr. is designed to enhance an organization's management of its fax communications processes by providing a suite of utility and control functions for both IT staff and business managers.

     Tight Integration with Desktop and Production Applications. Fax Sr. manages the transmission of documents originating from desktop applications as well as volume-based facsimiles generated by production applications, such as purchase orders, invoices and shipping notices. Fax Sr. can be integrated with off-the-shelf software applications as well as in-house custom applications.

     Complementary E-mail and Groupware Functionality. Fax Sr. is designed to connect to and complement e-mail and groupware by enabling faxes to be sent and received through these applications. Fax Sr. supports multiple, complementary e-mail and groupware systems, including Microsoft Mail, cc:Mail, Lotus Notes, Microsoft Exchange and Simple Mail Transfer Protocol ("SMTP").

     Leverage Existing Infrastructure Investments. Fax Sr. is designed to operate on heterogeneous networks and enables enterprises to leverage their existing IT server and desktop infrastructure and telecommunications investments. Fax Sr. supports multiple, simultaneous protocols and is available on the Windows NT, HP UNIX, and DEC UNIX and VMS server operating systems, and Windows NT, Windows 95, Windows 3.1.x, HTML, Macintosh, Motif and MS-DOS clients. Fax Sr. operates with existing public and leased telephone lines and, with additional features included in Fax Sr. NT Version 2.0, enables users to take advantage of enhanced services offered by telecommunication carriers and specialized service providers.

     Enterprise-Strength Solution. Fax Sr. is architected to be modular and scaleable to meet the needs of worldwide enterprises. Servers, clients and fax lines can be implemented and added over time in a Fax Sr. deployment. Fax Sr. has been utilized as a solution for up to approximately 10,000 users within a single customer enterprise.

STRATEGY

     The Company's objective is to become the leading provider of enterprise client/server facsimile software solutions. The Company seeks to achieve this objective by implementing the following business strategy:

     Maintain Technology Leadership in the Enterprise Market. The Company intends to continue to invest in research and development to ensure that Fax Sr. remains a robust and scaleable product for the enterprise market. The Company strives to bring enhanced features to the market to respond to changing customer requirements and evolving technology. The Company believes that Fax Sr. was the first commercially available client/server facsimile solution to provide e-mail and Microsoft Exchange integration and to incorporate least cost routing.

     Continue Leadership in the Windows NT Environment. The Company believes that Windows NT will become the dominant computing platform in the enterprise environment. The Company believes that Fax Sr. was the first commercially available client/server facsimile solution for the Windows NT platform, and the Company has built a leadership position in this market. The Company intends to focus a significant portion of its near-term product development efforts on Windows NT-related functionality.

     Leverage Installed Base of Customers. The Company believes that significant opportunities exist to expand the use of Fax Sr. across more users and applications at the Company's existing customer installations. The Company intends to pursue these opportunities by providing comprehensive post-sale customer support. In addition, the Company believes that a highly-referenceable customer base is of critical importance in marketing its products to new customers.

     Pursue Multiple Distribution Channels. The Company believes that multiple distribution channels are necessary to penetrate its target markets. The Company is currently expanding its distribution network, including increasing its telesales force, expanding its indirect channels within the United States and internationally, and establishing a dedicated sales force to focus on sales to large corporate accounts and post-sale relationship management.


     Expand International Sales. The Company intends to expand its international presence (primarily in Europe and South America) in order to address its target markets outside of North America and to serve customers that operate on a multi-national basis. In 1995, 1996 and the six months ended June 30, 1997, approximately 5%, 7% and 8%, respectively, of the Company's total revenues were derived from sales outside of North America (primarily in Europe). In 1997, the Company plans to significantly increase its investment in sales and marketing efforts directed toward international markets.


     Pursue Strategic Relationships. The Company is seeking to form relationships with leading providers of products and services complementary to the Company's offerings. The Company believes that these relationships will provide both a valuable source of sales leads and an alternative source of implementation services. The Company also believes that these relationships will be beneficial in exposing its products to new markets and prospective customers. The Company has recently entered into strategic alliances with UNIFI Communications, Inc. and Xpedite Systems, Inc., providers of enhanced fax carrier services, and with Active Voice Corporation, a provider of PC-based voice mail systems and computer-telephony integration solutions.

PRODUCTS AND SERVICES

  Fax Sr.

     Fax Sr. is a client/server software solution for automating and integrating fax communication throughout the enterprise. As an integrated component of an enterprise software system, Fax Sr. is designed to be deployed on heterogeneous, multi-platform networks and to integrate with desktop and enterprise software applications. Fax Sr. is licensed typically on a shrink-wrap basis, primarily on the Windows NT, HP UNIX and DEC UNIX and VMS server operating systems. In 1996 and the six months ended June 30, 1997, approximately 82% and 96%, respectively, of the Company's software license revenues were derived from Fax Sr. NT. Fax Sr. can be configured with a variety of networked clients, including Windows NT, Windows 95, Windows 3.1.x, HTML, Macintosh, Motif and MS-DOS.

     The Company has versions of Fax Sr. for use on the Windows NT, HP UNIX and DEC UNIX and VMS operating systems. Fax Sr. NT was first released in March 1995 and the current version, 2.0, was released in May 1997. Fax Sr. VMS was first released in 1993 and the current version, 4.1, was released in March 1997. Fax Sr. UNIX was first released in 1994 and the current version, 4.2, was released in June 1997.

     Fax Sr. is comprised of three main components: Fax Sr. Client, Fax Sr. Server and Fax Sr. Manager. The Fax Sr. Client allows users to send and receive faxes directly from the desktop or enterprise application. The Fax Sr. Server controls the function of prioritizing, queuing, and transmitting outbound faxes, while receiving and distributing inbound faxes. The Fax Sr. Manager allows for remote monitoring, control, and analysis of fax user activity from any Windows or Windows NT system that is connected to the network.

     Fax Sr. offers a comprehensive feature set with functionality important to users, business managers and IT professionals. Fax Sr. users can fax documents, together with attachments, from any desktop application through the application's print function. Alternatively, faxes may be transmitted or received directly through e-mail. Users can create and revise shared, public and private phonebooks for fax transmissions. Fax Sr. offers a fax broadcast capability with immediate or delayed transmission to take advantage of off-peak telephone line utilization and charges. Inbound faxes can be directed to a printer, desktop personal computer or e-mail. Fax Sr. also offers remote access, including send and receive capability, for users who are away from the office.

     Fax Sr. provides tools that allow business managers and IT professionals to effectively manage the fax communication process. Outbound faxes can be prioritized and scheduled on the individual user level and enhanced management security and control capabilities are provided by furnishing password protection as well as user and location restrictions. Through least cost routing, Fax Sr. can route fax transmissions between servers, over an organization's WAN or the Internet, allowing long distance fax transmissions to be made as local phone calls. Fax Sr. also offers sophisticated tools for facsimile usage analysis, including comprehensive recordkeeping of inbound and outbound faxes. The entire Fax Sr. environment can be managed, configured and controlled from one or more remote workstations.

     Fax Sr. can be automatically linked to enterprise data processing applications on multiple platforms connected on an enterprise's network. Fax Sr. provides an integrated faxing environment across an organization's computer platforms, including both servers and desktops. Fax Sr. is scaleable as a business' need for faxing solutions expands.


     Fax Sr. NT provides incremental functionality to the feature set available on all versions of the Fax Sr. product. Fax Sr. NT is fully integrated with Microsoft Exchange and enables business managers to pre-approve outbound faxes on an individual user level. Fax Sr. NT supports multiple e-mail systems and server side rasterization of multiple desktop application formats. Fax Sr. NT Version 2.0 contains new client and server features including the capability of routing fax transmissions through third-party service providers, SMTP gateway, Internet browser client support (including HTML and JAVA content) and OCR (optical character recognition) for inbound routing.


     The Company's Fax Sr. product is licensed to its customers on a per server basis. Pricing is based on the number of servers and facsimile telephone lines deployed. The software list price for a deployment of one server, unlimited clients and four telephone lines is approximately $6,500. The software list price for a deployment of one server, unlimited clients and eight telephone lines is approximately $9,000. The software list price for a deployment with one server, unlimited clients and a T1 line, containing 24 telephone lines, is approximately $17,000.

  Hardware

     The Company also resells certain hardware products, including intelligent fax boards and fax modems, to its customers. Hardware sales are undertaken as a convenience to Fax Sr. customers, and hardware is neither bundled with Fax Sr. nor required to be purchased from the Company. Omtool primarily resells intelligent fax boards from vendors such as Brooktrout Technology and Dialogic.

  Customer Service


     To aid in the successful deployment of the Company's products by its customers, the Company's customer service organization provides technical support. For an additional fee at the time of the initial licensing of the Fax Sr. product, the Company provides support services to its customers for a period of 12 months, including telephone support, notification of product upgrades, minor product upgrades, functional releases and maintenance releases, technical bulletins and replacement of damaged media. Support services may be renewed by the customer on an annual basis. The Company currently provides annual support services based on a percentage of its product license fee. Although to date the Company has not provided consulting, configuration and installation services to any significant degree, the Company intends to offer these customer services in the future as warranted by customer demand. There can be no assurance, however, as to the time of introduction or level of market acceptance of, or revenue generated from, any such services. In the event that the Company devotes significant financial and other resources to the provision of such services and fails to achieve market acceptance and generate revenue, the Company's business, financial condition and results of operations could be materially adversely affected.


  Other Products

     In 1995, the Company acquired the right to license and support certain document management and imaging software products. The Company provides technical support for customers in exchange for support contract revenues, but does not market these products to new customers. The Company believes that the expertise gained in supporting the document management and imaging business can be used to provide enhancements to its core Fax Sr. product. Revenues from the licensing and support of these products accounted for approximately 9% and 3% of the Company's total revenues in 1996 and the six months ended June 30, 1997, respectively, and the Company does not expect this source of revenues to increase in the future.

SALES AND MARKETING

     The Company targets large and mid-sized corporations, organizations and government entities as the primary market for its Fax Sr. product line. To address the broad range of its sales opportunities, the Company relies on the coordinated efforts of its centralized telesales organization, its key executives and corporate account team, the Company's marketing department and its indirect channels, including resellers, international distributors and systems integrators. The Company is presently expanding its sales organization.

     The telesales group qualifies and pursues sales leads generated by Omtool's marketing organization. The Company has historically conducted its telesales operation from its corporate headquarters in Salem, New Hampshire and intends to maintain the telesales function at this location. Direct sales by the Company accounted for approximately 89%, 76% and 65%, respectively, of the Company's total revenues in 1995, 1996 and the six months ended June 30, 1997.

     Within North America, the Company also offers its Fax Sr. product line through indirect sales channels such as VARs, systems integrators and resellers of complementary hardware products. While product sales may be handled by third parties, to date all customer service contracts have been maintained directly by the Company. The Company plans to expand the number of resellers in North America selling Fax Sr. and anticipates the percentage of its revenues derived from indirect channels will therefore increase.

     Outside of North America, the Company primarily utilizes independent distributors to promote, license and support its products. Omtool's distributor strategy is to engage large-volume distributors of software products to serve customers that operate on a multi-national basis. The Company expects to market Fax Sr. through independent distributors in strategic markets including Europe and South America. In 1995, 1996 and the six months ended June 30, 1997, sales outside of North America represented 5%, 7% and 8%, respectively, of total revenues.

     In support of its sales organization, the Company conducts comprehensive marketing programs intended to promote and create awareness of the Company's products and position the Company in the enterprise, client/server facsimile software market. These efforts include product advertising, public relations, trade show participation, educational seminar series, direct mail and telemarketing campaigns and participation in industry programs and forums.

STRATEGIC RELATIONSHIPS

     An element of the Company's strategy is the creation and development of strategic relationships with key industry participants, including leading providers of products and services complementary to the Company's offerings. The Company's goals in establishing these relationships are to create marketing alliances with entities that will endorse and promote the Company's products to a larger potential customer base and to assist the Company in developing a supply of aftermarket service providers, thereby leveraging the Company's resources and enhancing its reach.


     The Company has recently entered into strategic alliances with UNIFI Communications, Inc. and Xpedite Systems, Inc., providers of enhanced fax carrier services, and with Active Voice Corporation, a provider of PC-based voice mail systems and computer-telephony integration solutions. The agreements generally provide for reference sales, limited co-marketing activities and, in the case of UNIFI Communications, Inc. and Active Voice Corporation, resale of Fax Sr. These agreements are mutually non-exclusive. See "Risk
Factors -- Expansion of Indirect Channels; Potential for Channel Conflict" and "-- Strategic Relationships."


CUSTOMERS

     As of June 30, 1997, the Company had more than 1,500 customers worldwide. The Company's customer base reflects the cross-industry applicability of the Company's products and services. The following is a representative list of certain Fax Sr. customers that have each purchased more than $20,000 in the aggregate of the Company's products and services:

      ALCOA
      Alfred Berg Inc.
      Ameritech
      AT&T Corp.
      Auto Nation USA
      Bank of Bermuda
      Bloomberg Financial Markets
      Boeing
      Cellular One-Chicago
      Charles Schwab
      Correctional Services Canada
      CSX Technology, Inc.
      Digital Equipment Corporation
      Dow Chemical
      Environment Canada
      Ericsson Inc.
      Fina Oil & Chemical
      Franklin Quest Co.
      GMAC Mortgage Co.
      Honeywell Inc.
      J.D. Edwards
      Legislative Counsel Bureau
      Lockheed Martin
      Logicorp
      Los Alamos National Lab
      Mayo Foundation
      Micro Warehouse
      Monsanto
      New Brunswick Power
      Pacific Bell
      Payless Cashways, Inc.
      Polaroid Corp.
      Quark Incorporated
      Sanford C. Bernstein & Co. Inc.
      SmithKline Beecham
      Transquest, Inc.
      Tri Valley Growers
      United Technologies
      World Mercantile Exchange

     In 1995, Dow Chemical accounted for approximately 11% of total revenues. No single customer accounted for 10% or more of total revenues in 1994 or 1996.

RESEARCH AND DEVELOPMENT

     The Company has made substantial investments in research and development. The Company believes its future performance will depend in large part on its ability to enhance its current product line, maintain technological competitiveness and meet an expanding range of customer requirements. Omtool deploys its development engineers in product teams which focus on the concurrent development of a range of product enhancements that leverage Fax Sr.'s modular product architecture. Omtool's product development efforts are focused on continued enhancement of existing products, development of new features and exploring emerging technologies. The Company also continually reviews opportunities to form alliances with third-party vendors of complementary technologies and products in order to enhance the functionality of the Fax Sr. product family. In the future, the Company may, based on timing and cost considerations, explore opportunities to license or acquire technologies or products from third parties.


     Omtool is committed to enhancing Fax Sr. so that it remains a robust, scaleable product, compatible with major emerging technologies utilized by large enterprises. The Company is currently developing Fax Sr. NT Version 2.5, which will include support for an enhanced JAVA client, an ActiveX client, LDAP (light-weight directory access protocol) integration, additional OCR (optical character recognition) capabilities, SNMP (simple network management protocol) capability and support for international clients. There can be no assurance that the Company will be successful in developing and marketing Fax Sr. NT Version
2.5 or other new versions or in responding to other emerging technological developments or that any development will achieve commercial acceptance. See "Risk Factors -- New Products and Technological Change" and "-- Risks Associated with New Product Offerings; Potential for Undetected Errors."



     The Company is seeking and will continue to seek to hire additional skilled development engineers. Such engineers are likely to be in short supply, and the Company's business, financial condition and results of operations could be adversely affected if it encounters delays in hiring or fails to retain the required skilled engineers. The Company's research and development expense for 1994, 1995 and 1996 was approximately $414,000, $893,000 and $1,972,000, respectively. Since its inception, the Company has not capitalized any research and development costs. The Company plans to continue to make significant investments in research and development, primarily through the hiring of additional skilled engineers and independent contractors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


COMPETITION

     The enterprise, client/server facsimile solution market is intensely competitive and rapidly changing and the Company expects competition to continue to increase. The Company believes its ability to compete successfully depends upon a number of factors both within and beyond its control, including product performance, reliability and features; ease of use; product scaleability; quality of support services; price/performance; timeliness of enhancements and new product releases by the Company and its competitors; the emergence of new computer-based facsimile products and standards; name recognition; the establishment of strategic alliances with industry leaders; and industry and general economic trends.

     The Company competes directly with a large number of vendors of facsimile products, including providers of facsimile software products for client/server networks such as RightFAX Inc. (a subsidiary of Applied Voice Technology, Inc.), Fenestrae BV, Optus Software Inc. and Biscom, Inc. The Company also competes with providers offering a range of alternative facsimile solutions including operating systems containing facsimile and document e-mail features; low-end fax modem products; providers of desktop fax software; single-platform facsimile software products; and customized proprietary software solutions. In addition, providers of operating systems or business software applications may bundle competitive facsimile solutions as part of their broader product offerings.

     Many of Omtool's competitors have longer operating histories and greater financial, technical, sales, marketing and other resources, as well as greater name recognition and market acceptance of their products and technologies than the Company. In addition, there are relatively low barriers to entry in the markets in which the Company operates, and new competition may arise either from expansion by established companies or from new emerging companies or from resellers of the Company's products. There can be no assurance that current or potential competitors of Omtool will not develop products comparable or superior in terms of price and performance features to those developed by the Company, adapt more quickly than the Company to new or emerging technologies and changes in market opportunities or customer requirements, establish alliances with industry leaders, or take advantage of acquisition opportunities more readily than the Company. In addition, no assurance can be given that the Company will not be required to make substantial additional investments in connection with its research, development, engineering, marketing, sales and customer service efforts in order to meet any competitive threat, or that the Company will be able to compete successfully in the future. Increased competition will result in reductions in market share, pressure for price reductions and related reductions in gross margins, any of which could materially and adversely affect the Company's ability to achieve its financial and business goals. There can be no assurance that in the future the Company will be able to successfully compete against current and future competitors. See "Risk Factors -- Intense Competition."

PROPRIETARY RIGHTS

     The Company regards its software as a trade secret and attempts to protect it with a combination of copyright and trade secret laws, and employee nondisclosure and assignment of invention agreements. The Company has no patents or patents pending, and to date has not registered any copyrights or trademarks. The Company generally licenses its products under "shrink-wrap" licenses (i.e., licenses included as part of the product packaging). Shrink-wrap licenses are not negotiated with or signed by individual licensees, and purport to take effect upon the opening of the product package. Certain provisions of such licenses, including provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program, may be unenforceable under the laws of many jurisdictions. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and although the Company is unable to determine the extent to which piracy of its products exists, such piracy can be expected to be a persistent problem, particularly in international markets. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. There can be no assurance that these protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. See "Risk Factors -- Dependence on Proprietary Technology; Risks of Third-Party Claims for Infringement."

     There has been substantial litigation in the software industry involving intellectual property rights. There can be no assurance that claims of infringement of intellectual property rights will not be asserted against the Company and, if asserted, would not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, inasmuch as the Company licenses certain components of its Fax Sr. product from third parties, its exposure to copyright and other infringement actions may increase because the Company must rely on such third parties for information as to the origin and ownership of such licensed components. In the future, litigation may be necessary to enforce and protect trade secrets, copyrights and other intellectual property rights of the Company. The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation could be costly and divert management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from selling its products, any one of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Proprietary Technology; Risks of Third-Party Claims for Infringement" and "-- Dependence on Third Party Licensed Technology."

EMPLOYEES

     As of June 30, 1997, the Company employed 88 persons. The Company is not subject to any collective bargaining agreements, has never experienced a work stoppage and considers its relations with its employees to be good.

FACILITIES

     The Company's executive offices are located in Salem, New Hampshire in a leased facility consisting of approximately 22,500 square feet. The lease expires on July 31, 2000, and the Company has an option to extend the lease for a period of three years thereafter. The Company believes that such facilities are adequate for its present operations. The Company, however, expects in the future to expand into additional facilities.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

NAME                               AGE                POSITION
----                               ---                --------
Robert L. Voelk..................  41    Chairman of the Board, Chief Executive
                                         Officer and Director
Martin A. Schultz................  42    President and Director
Ellen Ohlenbusch Flaherty........  31    Vice President, Sales
Darioush Mardan..................  32    Vice President, Finance, Chief Financial
                                         Officer, Treasurer and Secretary
Mark P. Overington...............  39    Vice President, Operations
Craig A. Randall.................  37    Vice President, Marketing
Paul E. St. Pierre...............  45    Vice President, Engineering
Richard D. Cramer (2)............  34    Director
Bruce R. Evans (1)...............  38    Director
Anthony J. Mark (1)(2)...........  50    Director
William C. Styslinger, III.......  51    Director

------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

     Robert L. Voelk has served as Chief Executive Officer of the Company since January 1996 and Director of the Company since August 1993. Mr. Voelk served as President of the Company from August 1993 to January 1996. Mr. Voelk was employed in various positions at ASA International, Ltd., a designer and developer of proprietary vertical market software, from 1981 to 1993, most recently serving as Executive Vice President and Director. Mr. Voelk is a Director of ASA International, Ltd.

     Martin A. Schultz, the founder of the Company, has served as President of the Company since January 1996 and Director of the Company since inception. Mr. Schultz founded the Company in March 1991 and served as the Company's President from its inception through August 1993 and served as Chief Executive Officer of the Company from March 1991 to January 1996. Mr. Schultz served as Vice President of ASA International, Ltd. from April 1989 to January 1991.

     Ellen Flaherty joined the Company in February 1994 as Vice President, Sales. Ms. Flaherty served as Director of Sales at Laboratory Technologies Corporation, a developer of engineering and scientific software, from May 1992 to November 1993. From 1987 to 1992, Ms. Flaherty worked for Analog Devices, a manufacturer of linear digital and mixed-signal integrated circuits.

     Darioush Mardan has served as Chief Financial Officer and Vice President, Finance of the Company since October 1995. Mr. Mardan has also served as Secretary and Treasurer of the Company since January 1996. Mr. Mardan was employed in various positions by Arthur Andersen LLP, a national public accounting firm, from August 1989 to October 1995, most recently serving as audit manager in the firm's Boston office.

     Mark P. Overington joined the Company in January 1997 as Vice President, Operations. Mr. Overington was employed in various positions by Avid Technology, Inc., a developer of nonlinear film, video and audio solutions, from January 1989 to December 1996, most recently serving as Vice President of Corporate Marketing. From 1983 to 1989, Mr. Overington was employed in various positions by Lotus Development Corporation, a software developer.

     Craig A. Randall joined the Company in September 1995 as Vice President, Marketing. Mr. Randall served as Vice President, Marketing for Simplex Time Recorder Co., a seller of fire alarm, sound, security and other monitor and control systems, from December 1994 to July 1995. Previously

Mr. Randall was employed by Racal-Datacom, Inc., a data communications company, from November 1988 to December 1994, most recently as Division Vice President of Product Marketing.

     Paul E. St. Pierre joined the Company as Vice President, Engineering in March 1996. Mr. St. Pierre was Director of Engineering at Avid Technology from May 1992 to February 1996. Previously, Mr. St. Pierre was Consulting Engineer for Digital Equipment Corporation, a computer systems, peripheral equipment and software manufacturer, from January 1992 to May 1992. Prior to that, Mr. St. Pierre was employed by Compass, Inc., a software engineering firm, from November 1982 to November 1991, most recently as Director of Engineering.

     Richard D. Cramer became a Director of the Company in January 1996. Mr. Cramer has served as Vice President, Sales and Marketing of CENTRA Software, Inc., a developer and marketer of Web-Centric distance learning software, since May 1996. Mr. Cramer served as Vice President of North American Field Operations at Avid Technology from 1989 to 1995 and Vice President and General Manager of the Desktop Division of Avid Technology during 1996.

     Bruce R. Evans has served as a Director of the Company since July 1996. Since 1991, Mr. Evans has been a general partner of Summit Partners, a venture capital firm, where he has been employed since 1986. Mr. Evans serves as a director of Pediatrix Medical Group and several privately-held companies.

     Anthony J. Mark became a Director of the Company in January 1996. Mr. Mark has served as Vice President, Product Development at CENTRA Software, Inc. since March 1997. Mr. Mark served as Vice President and General Manager of Broadcast Products Group from 1993 to 1995 and Vice President of Engineering from 1990 to 1993 at Avid Technology. Prior to his employment with Avid Technology, Mr. Mark held various technical and managerial positions at companies such as Compass, Inc., Datamark, Ltd., Lexico Enterprises and GPP GmbH.

     William C. Styslinger, III became a Director of the Company in June 1997. Mr. Styslinger has served as President, Chief Executive Officer and Director of SeaChange International, a provider of software products to manage, store and distribute digital video for cable television operators and telecommunications companies, since 1993 and as Chairman of the Board of SeaChange International since January 1995. Prior to July 1993, Mr. Styslinger was employed at Digital Equipment Corporation since March 1978, most recently as manager of the Cable Television Business Unit from October 1991 to May 1993.

     Mr. Evans was nominated and elected in accordance with a shareholders' agreement, which will terminate upon the closing of this offering. See "Certain Transactions."


     The Company's By-laws provide for the Company's Board of Directors to be comprised of as many directors as are designated from time to time by the Board of Directors or by the stockholders of the Company. The board is currently comprised of six members. Each director holds office until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Prior to this offering, the Company's stockholders approved an amendment and restatement of the Company's By-laws to take effect upon the consummation of this offering, that includes a provision to establish a classified Board of Directors. Under this provision, Messrs. Mark and Cramer are serving for terms expiring on the date of the Company's 1998 Annual Meeting of Stockholders, Messrs. Evans and Styslinger are serving for terms expiring on the date of the Company's 1999 Annual Meeting of Stockholders and Messrs. Voelk and Schultz are serving for terms expiring on the date of the Company's 2000 Annual Meeting of Stockholders. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects."


     Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     In March 1996, the Board of Directors established a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of executives and salaries of the employees and consultants to the Company. The Compensation Committee also makes recommendations to the Board of Directors concerning incentive compensation of employees and directors of and consultants to the Company. The current members of the Compensation Committee are Bruce R. Evans and Anthony J. Mark. The Audit Committee recommends the engagement of auditors and is responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors. The current members of the Audit Committee are Richard D. Cramer and Anthony J. Mark.

DIRECTOR COMPENSATION

     Following the consummation of this offering, non-employee directors will receive a fee of $1,000 for each meeting of the Board and $500 for each committee meeting that they attend in person and will be reimbursed for their reasonable out-of-pocket expenses incurred in attending such meetings. No director who is an employee of the Company will receive separate compensation for services rendered as a director.

     On January 3, 1996, the Company granted Messrs. Cramer and Mark nonstatutory options under the 1996 Stock Option Plan to purchase 80,000 shares of Common Stock, respectively, at an exercise price of $0.25 per share, determined by the Board of Directors to be the fair market value at the date of grant. The options vest in equal annual installments over a period of three years, commencing January 3, 1997. The options become exercisable in full upon a change in control of the Company.


     On July 1, 1997 the Company granted Mr. Styslinger a nonstatutory option under the 1996 Stock Option Plan to purchase 15,000 shares of Common Stock at an exercise price of $8.50 per share, determined by the Board of Directors to be the fair market value at the date of grant. The option vests in equal annual installments over a period of three years, commencing July 1, 1998. The option becomes exercisable in full upon a change in control of the Company.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to March 1996, the Company had no separate compensation committee or other equivalent function, and this function was performed by the Company's Board of Directors. From March 1996 until July 1996, the Company had a Compensation Committee comprised of Messrs. Voelk (the Chief Executive Officer of the Company), Schultz (the President of the Company) and Mark. From July 22, 1996 until April 15, 1997, the Compensation Committee was comprised of Messrs. Voelk, Mark and Evans. Mr. Evans is a general partner of Summit Investors III, L.P. a stockholder of the Company, and is also a general partner of Stamps, Woodsum & Co. IV, which is the general partner of Summit Partners IV, L.P. which is the general partner of Summit Ventures IV, L.P., another stockholder of the Company. Since April 15, 1997, the Compensation Committee has been comprised of Messrs. Mark and Evans.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers whose annual salary and bonus for the year ended December 31, 1996 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                    AWARDS(2)
                                                                 ANNUAL            ------------
                                                            COMPENSATION(1)         SECURITIES
                                                          --------------------      UNDERLYING
              NAME AND PRINCIPAL POSITION                 SALARY($)    BONUS($)     OPTIONS(#)
--------------------------------------------------------  --------     -------     ------------
Robert L. Voelk.........................................  $176,923     $50,000             --
  Chairman of the Board, Chief Executive Officer and
     Director
Martin A. Schultz.......................................   176,923      50,000             --
  President and Director
Ellen Flaherty..........................................   151,635          --        160,000
  Vice President, Sales
Craig A. Randall........................................    99,333      10,000        160,000
  Vice President, Marketing
Darioush Mardan.........................................    88,019      12,000        160,000
  Vice President, Finance, Chief Financial Officer,
     Treasurer and Secretary

------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits have been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officer during the year ended December 31, 1996.

(2) The Company did not grant any restricted stock awards or stock appreciation rights during the year ended December 31, 1996. The Company does not have any long term incentive plans.

  Option Grants

     The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 1996 by the Company to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL
                                           INDIVIDUAL GRANTS                            REALIZABLE
                         ------------------------------------------------------      VALUE AT ASSUMED
                                        PERCENT OF                                    ANNUAL RATES OF
                         NUMBER OF        TOTAL                                         STOCK PRICE
                         SECURITIES      OPTIONS       EXERCISE                      APPRECIATION FOR
                         UNDERLYING     GRANTED TO      OR BASE                       OPTION TERM(3)
                          OPTIONS       EMPLOYEES      PRICE PER     EXPIRATION     -------------------
NAME                     GRANTED(1)      IN 1996       SHARE(2)         DATE          5%          10%
----                     ----------     ----------     ---------     ----------     -------     -------
Robert L. Voelk........         --           --             --             --            --          --
Martin A. Schultz......         --           --             --             --            --          --
Ellen Flaherty.........    160,000         18.0%         $0.25         1/2/06       $25,156     $63,750
Craig A. Randall.......    160,000         18.0           0.25         1/2/06        25,156      63,750
Darioush Mardan........    160,000         18.0           0.25         1/2/06        25,156      63,750

------------
(1) Generally, the options vest in equal annual installments over a period of three years commencing one year from the date on which the options were granted. All of the options were granted on January 3, 1996 and become exercisable in full upon a change in control of the Company. The option granted to Ms. Flaherty to purchase 160,000 shares of Common Stock was exercisable for 53,333 shares of Common Stock on January 3, 1996; the remaining 106,667 shares vest in equal annual installments over a period of two years commencing on January 3, 1997.

(2) All options were granted at fair market value on the date of grant as determined by the Board of Directors of the Company.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value of $0.25 per share on the date of grant (January 3, 1996) and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of the Common Stock to date.

  Option Exercises and Unexercised Option Holdings

     No Named Executive Officer exercised a stock option during 1996. The following table sets forth certain information regarding the stock options held as of December 31, 1996 by each of the Named Executive Officers.

                      AGGREGATED OPTION EXERCISES IN 1996
                           AND YEAR-END OPTION VALUES

                                          NUMBER OF SECURITIES
                                               UNDERLYING                   VALUE OF UNEXERCISED
                                        UNEXERCISED OPTIONS AS OF        IN-THE-MONEY OPTIONS AS OF
                                          DECEMBER 31, 1996(#)             DECEMBER 31, 1996($)(1)
                                      -----------------------------     -----------------------------
                NAME                  EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------------------  -----------     -------------     -----------     -------------
Robert L. Voelk.....................         --               --                --                --
Martin A. Schultz...................         --               --                --                --
Ellen Flaherty......................     53,333          106,667          $466,664        $  933,336
Craig A. Randall....................         --          160,000                --         1,400,000
Darioush Mardan.....................         --          160,000                --         1,400,000

------------
(1) There was no public trading market for the Common Stock as of December 31, 1996. Accordingly, these values have been calculated on the basis of an assumed initial public offering price of $9.00 per share, less the applicable exercise price.

STOCK PLANS

     1996 Stock Option Plan. The Company's 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors and approved by the Company's stockholders in January 1996. The 1996 Plan provides for the issuance of Common Stock pursuant to the grant to employees of "incentive stock options" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and the grant of non-qualified stock options to consultants, directors (whether or not an employee) and other non-employees of the Company.

     The 1996 Plan is administered by the Board of Directors. Subject to the provisions of the 1996 Plan, the Board has the authority to select the optionees and determine the terms of the options granted under the 1996 Plan including:
(i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the fair market value of the Common Stock as of the date of grant), (iv) the duration of the option and (v) the time, manner and form of payment upon exercise of an option. An option is not transferable by the recipient except by will or by the laws of descent and distribution. Generally, no incentive stock option may be exercised more than three months following termination of employment. However, in the event that termination is due to death or disability, the option is exercisable for a maximum of one year after such termination. The vesting of all options granted under the 1996 Plan accelerate upon a change in control of the Company.

     The aggregate number of shares of Common Stock which may be issued pursuant to the 1996 Plan is 1,500,000. As of June 30, 1997, options to purchase a total of 1,309,218 shares of Common Stock at exercise prices ranging from $0.25 to $8.25 per share (with a weighted average exercise price of $1.28 per share) were outstanding under the 1996 Plan (of which 321,665 options were then exercisable) and options for 75,999 shares of Common Stock had been exercised. On April 14, 1997, the Company's Board of Directors voted that, effective upon the closing of this offering, no further options may be granted or issued under this plan.

     1997 Stock Plan. The Company's 1997 Stock Plan (the "1997 Plan") was adopted by the Board of Directors in April 1997 and approved by the Company's stockholders in June 1997. The 1997 Plan will take effect upon the closing of this offering. No options have been granted under the 1997 Plan. The 1997 Plan provides for the issuance of Common Stock pursuant to the grant to employees of "incentive stock options" within the meaning of the Code, and the grant of non-qualified stock options, stock awards or opportunities to make direct purchases of stock in the Company to employees, consultants, directors and officers of the Company. The aggregate number of shares of Common Stock which may be issued pursuant to the 1997 Plan is 1,800,000.

     The 1997 Plan is administered by the Board of Directors. Subject to the provisions of the 1997 Plan, the Board has the authority to select the optionees and determine the terms of the options granted, including: (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of grant), (iv) the duration of the option and (v) the time, manner and form of payment upon exercise of an option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution. Generally, no incentive stock option may be exercised more than 90 days following termination of employment. However, in the event that termination is due to death or disability, the option is exercisable for a maximum of 180 days after such termination.

     1997 Employee Stock Purchase Plan. The 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors in April 1997 and approved by the Company's stockholders in June 1997. The 1997 Purchase Plan will take effect in January 1998. The 1997 Purchase Plan provides for the issuance of a maximum of 200,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

     The 1997 Purchase Plan is administered by the Board of Directors. All employees of the Company, except employees who own five percent or more of the Company's stock, whose customary employment is 25 hours or more per week and more than five months in any calendar year and who have completed at least five months of employment are eligible to participate in the 1997 Purchase Plan. Employees who own five percent or more of the Company's Common Stock and directors who are not employees of the Company may not participate in the 1997 Purchase Plan. To participate in the 1997 Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than ten percent of a participant's total cash compensation) from his or her pay during six-month periods commencing on January 1 and July 1 of each year (each a "Plan Period"), but in no case shall an employee be entitled to purchase more than 1,000 shares in any Plan Period. The exercise price for the option for each Plan Period is 85% of the lesser of the market price of the Common Stock on the first or last business day of the Plan Period. If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the 1997 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment.

401(k) AND PROFIT SHARING PLAN

     The Company maintains the Omtool 401(k) and Profit Sharing Plan (the "401(k) Plan") qualified under Section 401(k) of the Code. All employees of the Company are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may contribute up to 15% of the participant's annual pre-tax compensation, but not more than the annual limit prescribed by law, which limit was $9,500 in 1996. The Company matches by 50% an employee's contribution subject to a maximum of 3% of an employee's base salary.

     All Company contributions to the 401(k) Plan, if any, shall vest 100% after three years of service.

EMPLOYEE AGREEMENTS

     None of the Company's executive officers has an employment contract with the Company, and their employment may be terminated at any time. However, Messrs. Voelk and Schultz have both entered into Noncompetition, Nondisclosure and Invention Agreements with the Company. Pursuant to the terms of these Agreements, each of Messrs. Voelk and Schultz has agreed that he will not directly or indirectly compete with the Company during the course of his employment and for an additional two-year period thereafter if his employment is terminated for any reason.

                              CERTAIN TRANSACTIONS

SALE OF SERIES A CONVERTIBLE PREFERRED STOCK

     Pursuant to subscription agreements entered into in February 1996, on July 8, 1996 the Company issued an aggregate of 162,500 shares of Series A Convertible Preferred Stock, at a purchase price of $2.00 per share, to director Richard D. Cramer, to then director William R. Daniels, III and to T.M. Partners, of which director Anthony J. Mark is a general partner. Upon the closing of this offering, the Series A Convertible Preferred Stock will automatically convert into an aggregate of 325,000 shares of Common Stock.

SALE OF SERIES B CONVERTIBLE PREFERRED STOCK

     On July 22, 1996, the Company issued an aggregate of 1,356,116 shares of Series B Convertible Preferred Stock (the "Series B Financing"), at a purchase price of $3.687 per share, to Summit Ventures IV, L.P. and Summit Investors III, L.P. (the "Series B Holders"). Bruce R. Evans, a director of the Company, is a general partner of Summit Investors III, L.P. and is the general partner of Stamps, Woodsum & Co. IV, which is a general partner of Summit Partners IV, L.P., which is a general partner of Summit Ventures IV, L.P. Upon the closing of this offering, the Series B Convertible Preferred Stock will automatically convert into an aggregate of 2,712,232 shares of Common Stock.

     In connection with the Series B Financing, the Company, Messrs. Voelk and Schultz, and the Series B Holders entered into a Shareholders' Agreement dated July 22, 1996, pursuant to which Mr. Evans was elected to the Board of Directors. The Company and the Series B Holders also entered into a Redemption Agreement dated July 22, 1996 pursuant to which the Company must redeem the Series B shares if certain events have not occurred by July 22, 2003. Both such agreements will terminate upon the closing of this offering. Pursuant to the Series B purchase agreement, the Company granted registration rights to certain stockholders of the Company. See "Shares Eligible for Future
Sale -- Registration Rights."

REPURCHASE OF COMMON STOCK

     In July 1996, in connection with the Series B Financing, the Company entered into Common Stock Purchase Agreements with each of Robert L. Voelk and Martin A. Schultz, executive officers of the Company, pursuant to which it acquired 542,496 shares of Common Stock from each at a purchase price of $1.8435 per share.

TRANSACTIONS WITH SELLING STOCKHOLDER

     William R. Daniels, III, a Selling Stockholder, served as Chief Financial Officer of the Company from May 1995 to August 1995 and served as a Director of the Company from January 1996 to June 1997. On January 3, 1996, the Company granted Mr. Daniels a nonstatutory option under the 1996 Plan to purchase 80,000 shares of Common Stock at an exercise price of $0.25 per share, determined by the Board of Directors to be the fair market value at the date of grant. The option vests in equal annual installments over a period of three years, commencing January 3, 1997, and becomes exercisable in full upon a change in control of the Company. Pursuant to an at-will consulting agreement, Mr. Daniels provides advisory services to the Company in exchange for cash payments of $500 per day plus any expenses incurred in performing such services. Mr. Daniels became an employee of Robertson, Stephens & Company LLC on June 30, 1997.

     The Company believes that the terms of the foregoing transactions involving the Company were no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company has adopted a policy whereby all transactions between the Company and its executive officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1997 and as adjusted to reflect the sale of the shares offered hereby by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each Selling Stockholder. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                      SHARES                                            SHARES
                                BENEFICIALLY OWNED                                BENEFICIALLY OWNED
                               PRIOR TO OFFERING(1)                                AFTER OFFERING(1)
                               ---------------------        SHARES TO BE         ---------------------
      NAME AND ADDRESS          NUMBER       PERCENT     SOLD IN OFFERING(2)      NUMBER       PERCENT
-----------------------------  ---------     -------     -------------------     ---------     -------
Summit Partners(3)...........  2,712,232       32.2%            444,520          2,267,712       19.8%
  600 Atlantic Avenue
  Boston, MA 02110
Robert L. Voelk(4)...........  2,557,504       30.3             255,750          2,301,754       20.1
Martin A. Schultz (5)........  2,657,504       31.5             265,750          2,391,754       20.9
Richard D. Cramer............     51,666          *               5,167             46,499          *
Bruce R. Evans (6)...........  2,712,232       32.2             444,520          2,267,712       19.8
Anthony J. Mark..............     76,666          *               7,666             69,000          *
William C. Styslinger, III...         --         --                  --                 --         --
William R. Daniels (7).......    211,466        2.5              21,147            190,319        1.7
Ellen Flaherty (8)...........    106,666        1.2                  --            106,666          *
Darioush Mardan (9)..........     53,333          *                  --             53,333          *
Mark P. Overington (10)......     40,000          *                  --             40,000          *
Craig A. Randall (9).........     53,333          *                  --             53,333          *
Paul E. St. Pierre (9).......     53,333          *                  --             53,333          *
All directors and executive
  officers as a group (11
  persons)(11)...............  8,362,237       95.7%            978,853          7,383,384       62.9%

------------
  *  Less than 1% of the outstanding Common Stock.

 (1) The number of shares of Common Stock outstanding prior to this offering includes (i) 8,428,239 shares outstanding as of June 30, 1997 and (ii) shares issuable by the Company pursuant to options held by the respective person or group which may be exercised within 60 days following June 30, 1997 ("Presently Exercisable Options"). The number of shares of Common Stock deemed outstanding after this offering includes an additional 3,000,000 shares that are being offered for sale by the Company in this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares. Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

 (2) If the Underwriters exercise their over-allotment option to purchase up to 600,000 shares, then the following stockholders named in the table above will sell up to the following number of additional shares: Ellen Flaherty, 10,667 shares; Darioush Mardan, 5,333 shares; Mark P. Overington, 4,000 shares; Craig A. Randall, 5,333 shares; Paul E. St. Pierre, 5,333 shares; and Summit Partners, 569,334 shares.

 (3) Includes 2,571,042 shares held by Summit Ventures IV, L.P. and 141,190 shares held by Summit Investors III, L.P. The respective general partners of these entities exercise sole voting and investment power with respect to the shares owned by such entities.

 (4) Includes 180,000 shares held in trust for the benefit of certain family members; Mr. Voelk disclaims beneficial ownership of such shares.

 (5) Includes 64,900 shares held in trust for the benefit of certain family members; Mr. Schultz disclaims beneficial ownership of such shares.

 (6) Includes 2,571,042 shares held by Summit Ventures IV, L.P. and 141,190 shares held by Summit Investors III, L.P. Mr. Evans is a general partner of Summit Investors III, L.P. and is the general partner of Stamps, Woodsum & Co. IV, which is the general partner of Summit Partners IV, L.P., which is the general partner of Summit Ventures IV, L.P. Mr. Evans may be deemed to share voting and investment power with respect to all shares held by the partnerships. Mr. Evans disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

 (7) Includes 6,666 Presently Exercisable Options.

 (8) Consists of 106,666 Presently Exercisable Options.

 (9) Consists of 53,333 Presently Exercisable Options.

(10) Consists of 40,000 shares of Common Stock issuable upon the exercise of options, which options will become exercisable upon the closing of this offering.

(11) Includes 306,665 Presently Exercisable Options and 2,571,042 shares held by Summit Ventures IV, L.P. and 141,190 shares held by Summit Investors III, L.P.

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon the closing of this offering and after giving effect to the amendment and restatement of the Company's Restated Certificate of Incorporation immediately prior to the closing of this offering, the authorized capital stock of the Company will consist of 35,000,000 shares of Common Stock, $0.01 par value per share, and 2,000,000 shares of Preferred Stock, $0.01 par value per share. Prior to this offering, there were outstanding an aggregate of 1,518,616 shares of Convertible Preferred Stock which will automatically convert into an aggregate of 3,037,232 shares of Common Stock immediately upon the closing of this offering.

     The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation as amended and restated immediately prior to the closing of this offering which is included as an exhibit to the Registration Statement, and by the provisions of applicable law.

COMMON STOCK

     As of June 30, 1997, there were 8,428,239 shares of Common Stock outstanding held of record by 33 stockholders, after giving effect to the conversion of all outstanding Preferred Stock upon the closing of this offering. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 3,000,000 shares of Common Stock offered by the Company hereby, there will be 11,428,239 shares of Common Stock outstanding upon the closing of this offering.

     Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of Common Stock are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock share ratably in the assets of the Company available for distribution to its stockholders, subject to the preferential rights of any then outstanding Preferred Stock. No shares of Preferred Stock will be outstanding immediately following the closing of this offering. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All shares of Common Stock outstanding upon the effective date of this Prospectus, and the shares offered hereby will, upon issuance and sale, be fully paid and nonassessable.

PREFERRED STOCK

     Prior to this offering, there were two series of Preferred Stock outstanding consisting of 162,500 shares of Series A Preferred Stock and 1,356,116 shares of Series B Preferred Stock. All outstanding shares of Series A and B Preferred Stock will be converted into an aggregate of 3,037,232 shares of Common Stock upon the closing of this offering and such shares of Preferred Stock will no longer be issued and outstanding.

     Upon the closing of this offering, the Company's Board of Directors will have the authority to issue 2,000,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The Board of Directors could, without the approval of the stockholders, issue Preferred Stock having voting or conversion rights that could adversely affect the voting power of the holders of Common Stock, and the issuance of Preferred Stock could be used, under certain circumstances, to render more difficult or discourage a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or the business combination is approved in a prescribed manner, or certain other conditions are satisfied. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Company's Amended and Restated By-laws (the "By-laws") provide for the election of directors. See "Management -- Executive Officers and Directors." The By-laws provide that (i) the number of directors shall be determined from time to time by resolution adopted by a majority of the Board of Directors, (ii) vacancies on the Board of Directors may be filled by the Board unless and until filled by the stockholders, and (iii) directors may be removed only for cause by the vote of the holders of at least 75% of the shares then entitled to vote at an election of directors.

     The By-laws provide for a classified Board of Directors consisting of three classes of directors having staggered terms of three years each, with each of the classes being as nearly equal as possible. A single class of directors is elected each year at the Company's annual meeting of stockholders. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified. Messrs. Mark and Cramer are serving for terms expiring on the date of the Company's 1998 Annual Meeting of Stockholders, Messrs. Evans and Styslinger are serving for terms expiring on the date of the Company's 1999 Annual Meeting of Stockholders and Messrs. Voelk and Schultz are serving for terms expiring on the date of the Company's 2000 Annual Meeting of Stockholders.

     The By-laws provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a notice must be delivered not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting, provided, however, that if either (i) the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, or (ii) if no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, such notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of (i) 60 days prior to the annual meeting or (ii) 10 days following the date on which public announcement of the date of such annual meeting is first made by the Company. With respect to special meetings called by the Company for the purpose of electing directors, the stockholder's notice must generally be delivered not more than 90 days prior to such meeting and not later than the later of 60 days prior to such meeting or 10 days following the day on which public announcement of such meeting is first made by the Company. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

     The Company's Amended and Restated Certificate of Incorporation (the "Charter") empowers the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account any factors that the Board of Directors determines to be relevant, including, without limitation, (i) the interests of the Company's stockholders, including the possibility that these interests might be best served by the continued independence of the Company,
(ii) whether the proposed transaction might violate federal or state laws, (iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Company, but also to the market price for the capital stock of the Company over a period of years, the estimated price that might be achieved in a negotiated sale of the Company as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Company's financial condition and future prospects, and (iv) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with the Company, upon the communities in which the Company conducts its business and upon the economy of the state, region and nation.

     The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Charter and By-laws also provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders, and may not be taken by written consent. The Charter and By-laws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors, a majority of the Board of Directors or the President of the Company. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of the then outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of the Company to amend or repeal any of the foregoing Charter provisions, and to reduce the number of authorized shares of Common Stock and Preferred Stock. A 75% vote of stockholders is required for the stockholders to adopt, amend or repeal any By-law provisions. The By-laws may also be amended or repealed by a majority vote of the Board of Directors subject to any limitations set forth in the By-laws.

     The foregoing provisions of Delaware law and the Company's Charter and By-laws could have the effect of discouraging others from attempting hostile takeovers of the Company and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. See "Risk Factors -- Anti-Takeover Effect of Charter and By-Law Provisions; Availability of Preferred Stock for Issuance."

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or recession, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Charter also contains provisions indemnifying the directors and officers of the

Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

     The Company has entered into separate indemnification agreements with each of its directors and executive officers, whereby the Company agreed, among other things, (i) to indemnify them to the fullest extent permitted by the DGCL, subject to specified limitations, against certain liabilities actually and reasonably incurred by them in any proceeding in which they are a party that may arise by reason of their status as directors, officers, employees or agents or may arise by reason of their serving as such at the request of the Company for another entity and (ii) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company intends to enter into similar separate indemnification agreements with any directors or officers who may join the Company in the future. There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 11,428,239 shares of Common Stock outstanding (based upon shares of Common Stock outstanding as of June 30, 1997, the conversion of the Company's Convertible Preferred Stock and assuming no exercise of outstanding options). Of these shares, the 4,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 7,428,239 shares of Common Stock (the "Restricted Shares") held by existing stockholders upon completion of this offering will be "restricted" securities within the meaning of Rule 144 and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144.

SALES OF RESTRICTED SHARES

     Beginning 90 days after the date of this Prospectus, approximately 2,667 additional Restricted Shares will become eligible for sale in the public market pursuant to Rule 144 or Rule 701 under the Securities Act. Beginning 180 days after the date of this Prospectus, approximately 7,425,572 additional Restricted Shares subject to lock-up agreements between the Underwriters and certain stockholders, including officers and directors, will become eligible for sale in the public market pursuant to Rule 144(k), Rule 144 or Rule 701. In addition, certain existing holders of an aggregate of 6,961,220 shares of Common Stock have the right to require registration of their shares under certain circumstances. However, such stockholders have entered into lock-up agreements with respect to all shares owned by them and not sold in this offering, which provide that they will not sell or otherwise dispose of any shares of Common Stock (except for shares sold in this offering) without the prior written consent of Robertson, Stephens & Company LLC for a period of 180 days from the date of this Prospectus. Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "-- Registration Rights" and "Underwriting."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) including an Affiliate, who has beneficially owned shares for at least one year (including the holding period of certain prior owners), will be entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 114,282 shares immediately after this offering) or
(ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale, subject, generally, to the filing of a Form 144 with respect to such sales and certain other limitations and restrictions. In addition, a person (or person whose shares are aggregated), who is not deemed to have been an Affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the limitations described above. Further, Rule 144A under the Securities Act as currently in effect permits the immediate sale of restricted shares to certain qualified institutional buyers without regard to the volume restrictions described above.

OPTIONS

     In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or other written compensatory agreement is entitled to resell such shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144, and Affiliates are entitled to sell their Rule 701 shares without having to comply with

Rule 144's holding-period restrictions, in each case commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 of the Exchange Act. Rule 701 is available for stockholders of the Company as to all shares issued pursuant to exercise of options granted prior to the offering.

     As of the date of this Prospectus, the Board of Directors, subject to stockholder approval, has authorized an aggregate of up to 3,500,000 shares of Common Stock for issuance pursuant to the 1996 Plan, the 1997 Plan and the 1997 Purchase Plan. As of June 30, 1997, options to purchase 1,309,218 shares were outstanding under the 1996 Plan and options to purchase 2,114,783 shares were available for issuance under the 1996 Plan, the 1997 Plan and the 1997 Purchase Plan. The Company intends to file one or more registration statements on Form S-8 under the Securities Act promptly after the date of this Prospectus to register up to 3,424,001 shares available for issuance under the 1996 Plan, the 1997 Plan and the 1997 Purchase Plan. Such registration statements are expected to become effective upon filing. After the effective date of the applicable registration statement, shares of Common Stock issued under the relevant plan will be immediately eligible for sale in the public market, subject in certain cases to the lockup restrictions described below.

LOCK-UP AGREEMENTS

     Certain stockholders and all executive officers and directors of the Company, who in the aggregate hold 7,425,572 shares of Common Stock and options to purchase 966,668 shares of Common Stock, have agreed, pursuant to the Lock-up Agreements, that they will not, without the prior written consent of Robertson, Stephens & Company LLC, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus.

REGISTRATION RIGHTS

     After the completion of this offering, certain stockholders of the Company (the "Rightsholders") will be entitled to require the Company to register under the Securities Act up to a total of 6,961,220 shares of outstanding Common Stock (the "Registrable Shares") under the terms of a certain agreement among the Company and the Rightsholders (the "Series B Purchase Agreement"). The Series B Purchase Agreement provides that in the event the Company proposes to register any of its securities under the Securities Act at any time or times, the Rightsholders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some or all of such Registrable Shares from such registration. Certain of the Rightsholders have, subject to certain conditions and limitations, additional rights to require the Company to prepare and file a registration statement with respect to their Registrable Shares and the Company is required to use its best efforts to effect such registration if the aggregate offering price of such proposed offering is at least $5,000,000. Furthermore, such holders may require the Company to file additional registration statements on Form S-3 subject to certain conditions and limitations. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

     Prior to this offering, there has not been any public market for securities of the Company. No predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     The Underwriters named below acting through their representatives, Robertson, Stephens & Company LLC, Montgomery Securities and First Albany Corporation (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all of such shares if any are purchased:

                                                                           NUMBER OF
        UNDERWRITER                                                         SHARES
        -----------                                                        ---------
        Robertson, Stephens & Company LLC................................
        Montgomery Securities............................................
        First Albany Corporation.........................................

                                                                           ---------
                  Total..................................................  4,000,000
                                                                           =========

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price, less a concession of not more than $     per share, of
which $     per share may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowances to dealers may be reduced by the Representatives.

     Certain of the Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase an aggregate of up to an additional 600,000 shares of Common Stock at the same price per share as the Company and the Selling Stockholders receive for the 4,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 4,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 4,000,000 shares are being sold. The stockholders subject to such over-allotment option will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The Underwriting Agreement contains covenants of indemnity between the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and liability arising from breaches of representations and warranties contained in the Underwriting Agreement.

     The holders of approximately 7,425,572 shares of Common Stock have agreed with the Representatives that, until 180 days from the date of this Prospectus, subject to certain limited exceptions, they will not, directly or indirectly, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable for, or any rights to purchase or acquire, shares of Common Stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. Robertson, Stephens & Company LLC may, in its sole discretion and without notice, release all or any portion of the securities subject to the lock-up agreements. See "Shares Eligible for Future Sale -- Lock-Up Agreements." Approximately 7,425,572 of such shares will be eligible for immediate public sale following expiration of the lock-up period, subject to Rule 144. In addition, the Company has agreed that, until 180 days from the date of this Prospectus, the Company will not, without the prior written consent of Robertson, Stephens & Company LLC, subject to certain limited exceptions, sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options, or the Company's grant of options and issuance of stock under existing employee stock option or stock purchase plans.

     The Representatives have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     Certain persons participating in this offering may overallot or affect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, affecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or affecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transaction may be affected, where permitted, on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     The Underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of Common Stock offered hereby for employees of the Company and certain individuals who have expressed an interest in purchasing shares of Common Stock in this offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined through negotiations between the Company, representatives of the Selling Stockholders and the Representatives. The material factors to be considered in such negotiations are prevailing market and economic conditions, revenues and earnings and other financial information of the Company, the market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors. There can be no assurance that an active or orderly trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial trading price. See "Risk Factors -- No Prior Public Market; Determination of Initial Public Offering Price; Potential Volatility of Stock Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company and certain of the Selling Stockholders by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The audited financial statements and related schedule of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549 (the "Commission"), a Registration Statement on Form S-1 (including all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement including exhibits, schedules and reports filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                  OMTOOL, LTD.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
Report of Independent Public Accountants.............................................    F-2
Balance Sheets as of December 31, 1995 and 1996, and June 30, 1997 (Unaudited and Pro
  Forma).............................................................................    F-3
Statements of Operations for the years ended December 31, 1994, 1995 and 1996, and
  for the six months ended June 30, 1996 and 1997 (Unaudited)........................    F-4
Statements of Convertible Redeemable Preferred Stock and Stockholders' Equity
  (Deficit) as of December 31, 1994, 1995 and 1996, and June 30, 1997 (Unaudited)....    F-5
Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996, and
  for the six months ended June 30, 1996 and 1997 (Unaudited)........................    F-6
Notes to Financial Statements........................................................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Omtool, Ltd.:

     We have audited the accompanying balance sheets of Omtool, Ltd. (a Delaware corporation) as of December 31, 1995 and 1996, and the related statements of operations, convertible redeemable preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Omtool, Ltd. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 24, 1997

                                  OMTOOL, LTD.
                                 BALANCE SHEETS

                                                                DECEMBER 31,                      PRO FORMA
                                                           -----------------------    JUNE 30,     JUNE 30,
                                                              1995         1996         1997         1997
                                                           ----------   ----------   ----------   ----------
                                                                                           (UNAUDITED)
                                                                                             NOTE 2
ASSETS
Current assets:
  Cash and cash equivalents..............................  $  550,684   $2,042,100   $  809,604   $ 809,604
  Short-term investments.................................          --      930,619    1,208,062   1,208,062
  Accounts receivable, less reserves of $80,000, $375,000
    and $856,000 in 1995, 1996 and 1997, respectively....     454,974    2,264,502    3,990,239   3,990,239
  Inventory..............................................          --      225,117       95,741      95,741
  Prepaid expenses.......................................     141,803      113,343      291,507     291,507
  Deferred tax asset.....................................      70,000      108,000      108,000     108,000
                                                           ----------   ----------   ----------   ----------
         Total current assets............................   1,217,461    5,683,681    6,503,153   6,503,153
Property and equipment, net..............................     338,622      754,398    1,132,175   1,132,175
Other assets.............................................      18,810       18,861       33,686      33,686
                                                           ----------   ----------   ----------   ----------
                                                           $1,574,893   $6,456,940   $7,669,014   $7,669,014
                                                           ==========   ==========   ==========   ==========
LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt......................  $    9,849   $  105,651   $  111,247   $ 111,247
  Accounts payable.......................................     305,762      567,749      593,512     593,512
  Accrued liabilities....................................     501,332      402,624      881,565     881,565
  Income taxes payable...................................          --      257,369      338,112     338,112
  Deferred revenue.......................................     450,254    1,037,538    1,165,880   1,165,880
                                                           ----------   ----------   ----------   ----------
         Total current liabilities.......................   1,267,197    2,370,931    3,090,316   3,090,316
                                                           ----------   ----------   ----------   ----------
Long-term debt, net of current portion...................      20,598      212,237      153,032     153,032
                                                           ----------   ----------   ----------   ----------
Long-term liabilities....................................     275,615      173,877        2,875       2,875
                                                           ----------   ----------   ----------   ----------
Commitments (Note 13)
Series B Convertible Redeemable Preferred Stock, $.01 par
  value --
  Authorized, issued and outstanding -- none in 1995;
    1,356,116 shares in 1996 and 1997; none pro forma;
    (at redemption value)................................          --    5,166,667    5,366,667          --
                                                           ----------   ----------   ----------   ----------
Stockholders' equity (deficit):
  Preferred Stock, $.01 par value --
    Authorized -- 1,481,384 shares; issued and
      outstanding -- none................................          --           --           --          --
  Series A Convertible Preferred Stock, $.01 par value --
    Authorized, issued and outstanding -- none in 1995;
      162,500 shares in 1996 and 1997; none pro forma;
      (Liquidation preference of $325,000)...............          --        1,625        1,625          --
  Common Stock, $.01 par value --
    Authorized -- 10,000,000; issued and outstanding --
      none in 1995; 5,315,008 shares in 1996; 5,391,007
      shares in 1997; 8,428,239 shares pro forma.........          --       53,150       53,910      84,282
  Common Stock, no par value --
    Authorized, issued and outstanding -- 600 shares in
      1995; none in 1996 and 1997........................         600           --           --          --
  Additional paid-in capital.............................          --           --       18,240   4,989,493
  Retained earnings (deficit)............................      10,883   (1,521,547)  (1,017,651)   (650,984)
                                                           ----------   ----------   ----------   ----------
         Total stockholders' equity (deficit)............      11,483   (1,466,772)    (943,876)  4,422,791
                                                           ----------   ----------   ----------   ----------
                                                           $1,574,893   $6,456,940   $7,669,014   $7,669,014
                                                           ==========   ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                                  OMTOOL, LTD.
                            STATEMENTS OF OPERATIONS

                                                                                 SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                    JUNE 30,
                                   --------------------------------------    ------------------------
                                      1994          1995          1996          1996          1997
                                   ----------    ----------    ----------    ----------    ----------
                                                                                   (UNAUDITED)
Revenues:
  Software license...............  $1,485,655    $2,780,055    $5,304,083    $2,031,392    $5,486,248
  Hardware.......................     124,162       278,163     1,532,887       526,966     1,748,438
  Service and other..............     338,615       869,445     1,564,248       712,708     1,043,810
                                   ----------    ----------    ----------    ----------    ----------
     Total revenues..............   1,948,432     3,927,663     8,401,218     3,271,066     8,278,496
                                   ----------    ----------    ----------    ----------    ----------
Cost of revenues:
  Software license...............      34,874       104,031       109,151        49,948       218,090
  Hardware.......................     114,168       209,495     1,083,852       338,813     1,208,436
  Service and other..............     130,066       318,626       815,828       346,312       501,260
                                   ----------    ----------    ----------    ----------    ----------
     Total cost of revenues......     279,108       632,152     2,008,831       735,073     1,927,786
                                   ----------    ----------    ----------    ----------    ----------
     Gross profit................   1,669,324     3,295,511     6,392,387     2,535,993     6,350,710
                                   ----------    ----------    ----------    ----------    ----------
Operating expenses:
  Sales and marketing............     649,291     1,235,749     2,824,287     1,041,033     2,938,218
  Research and development.......     413,810       892,585     1,972,545       776,705     1,553,702
  General and administrative.....     721,119       749,999       949,548       429,896       778,455
  Write-off of intangible asset
     (Note 8)....................     200,000            --            --            --            --
                                   ----------    ----------    ----------    ----------    ----------
     Total operating expenses....   1,984,220     2,878,333     5,746,380     2,247,634     5,270,375
                                   ----------    ----------    ----------    ----------    ----------
     Income (loss) from
       operations................    (314,896)      417,178       646,007       288,359     1,080,335
Interest income..................      11,984         7,530        43,093         4,417        47,483
Interest expense.................        (482)       (8,616)      (11,437)       (4,398)      (18,922)
                                   ----------    ----------    ----------    ----------    ----------
     Income (loss) before
       provision (benefit) for
       income taxes..............    (303,394)      416,092       677,663       288,378     1,108,896
Provision (benefit) for income
  taxes..........................     (70,000)           --       238,000       101,000       405,000
                                   ----------    ----------    ----------    ----------    ----------
     Net income (loss)...........  $ (233,394)   $  416,092    $  439,663    $  187,378    $  703,896
                                   ==========    ==========    ==========    ==========    ==========
Pro forma net income per
  common and common
  equivalent share...............                              $     0.04                  $     0.07
                                                               ==========                  ==========
Pro forma weighted average number
  of common and
  common equivalent shares
  outstanding....................                               9,929,167                   9,487,832
                                                               ==========                  ==========

   The accompanying notes are an integral part of these financial statements.

                                  OMTOOL, LTD.
 STATEMENTS OF CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)

                                                              STOCKHOLDERS' EQUITY (DEFICIT)
                                ---------------------------------------------------------------------------------------------
                                 SERIES B CONVERTIBLE        SERIES A
                                      REDEEMABLE            CONVERTIBLE
                                   PREFERRED STOCK       PREFERRED STOCK,      COMMON STOCK,       COMMON STOCK,
                                   $0.01 PAR VALUE        $0.01 PAR VALUE     $0.01 PAR VALUE      NO PAR VALUE
                                ----------------------   -----------------  -------------------  -----------------  ADDITIONAL
                                NUMBER OF                NUMBER OF          NUMBER OF            NUMBER OF           PAID-IN
                                  SHARES      AMOUNT      SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT   CAPITAL
                                ----------  ----------   ---------  ------  ----------  -------  ---------  ------  ----------
Balance, December 31, 1993.....        --   $       --         --   $  --          --   $   --       600    $ 600    $     --
  Net loss.....................        --           --         --      --          --       --        --       --          --
                                ---------   ----------    -------   ------  ---------   -------     ----     ----     -------
Balance, December 31, 1994.....        --           --         --      --          --       --       600      600          --
  Net income...................        --           --         --      --          --       --        --       --          --
                                ---------   ----------    -------   ------  ---------   -------     ----     ----     -------
Balance, December 31, 1995.....        --           --         --      --          --       --       600      600          --
  Delaware reincorporation,
    exchange of no par value
    for $0.01 par value common
    stock......................        --           --         --      --   6,400,000   64,000      (600)    (600)         --
  Sale of Series A Convertible
    Preferred Stock............        --           --    162,500   1,625          --       --        --       --     323,375
  Sale of Series B Convertible
    Redeemable Preferred Stock,
    net of issuance costs of
    $76,068.................... 1,356,116    5,000,000         --      --          --       --        --       --     (76,068)
  Purchase and retirement of
    common stock...............        --           --         --      --   (1,084,992) (10,850)      --       --    (247,307)
  Accrued dividends on Series B
    Convertible Redeemable
    Preferred Stock............        --      166,667         --      --          --       --        --       --          --
  Net income...................        --           --         --      --          --       --        --       --          --
                                ---------   ----------    -------   ------  ---------   -------     ----     ----     -------
Balance, December 31, 1996..... 1,356,116    5,166,667    162,500   1,625   5,315,008   53,150        --       --          --
  Stock options exercised
    (unaudited)................        --           --         --      --      75,999      760        --       --      18,240
  Accrued dividends on Series B
    Convertible Redeemable
    Preferred Stock
    (unaudited)................        --      200,000         --      --          --       --        --       --          --
  Net income (unaudited).......        --           --         --      --          --       --        --       --          --
                                ---------   ----------    -------   ------  ---------   -------     ----     ----     -------
Balance, June 30, 1997
  (unaudited).................. 1,356,116   $5,366,667    162,500   $1,625  5,391,007   $53,910       --    $  --    $ 18,240
                                =========   ==========    =======   ======  =========   =======     ====     ====     =======

                                                    TOTAL
                                  RETAINED      STOCKHOLDERS'
                                  EARNINGS         EQUITY
                                  (DEFICIT)       (DEFICIT)
                                 -----------  -----------------
Balance, December 31, 1993.....  $  (171,815)    $  (171,215)
  Net loss.....................     (233,394)       (233,394)
                                  ----------      ----------
Balance, December 31, 1994.....     (405,209)       (404,609)
  Net income...................      416,092         416,092
                                  ----------      ----------
Balance, December 31, 1995.....       10,883          11,483
  Delaware reincorporation,
    exchange of no par value
    for $0.01 par value common
    stock......................      (63,400)             --
  Sale of Series A Convertible
    Preferred Stock............           --         325,000
  Sale of Series B Convertible
    Redeemable Preferred Stock,
    net of issuance costs of
    $76,068....................           --         (76,068)
  Purchase and retirement of
    common stock...............   (1,742,026)     (2,000,183)
  Accrued dividends on Series B
    Convertible Redeemable
    Preferred Stock............     (166,667)       (166,667)
  Net income...................      439,663         439,663
                                  ----------      ----------
Balance, December 31, 1996.....   (1,521,547)     (1,466,772)
  Stock options exercised
    (unaudited)................           --          19,000
  Accrued dividends on Series B
    Convertible Redeemable
    Preferred Stock
    (unaudited)................     (200,000)       (200,000)
  Net income (unaudited).......      703,896         703,896
                                  ----------      ----------
Balance, June 30, 1997
  (unaudited)..................  $(1,017,651)    $  (943,876)
                                  ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                                  OMTOOL, LTD.
                            STATEMENTS OF CASH FLOWS

                                                                                                     SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                           -----------------------------------   -------------------------
                                                             1994        1995         1996          1996          1997
                                                           ---------   ---------   -----------   -----------   -----------
                                                                                                        (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (loss)....................................... $(233,394)  $ 416,092   $   439,663   $   187,378   $   703,896
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities--
      Depreciation and amortization.......................   124,294      63,021       132,729        67,402       177,396
      Write-off of intangible asset.......................   200,000          --            --            --            --
      Deferred income taxes...............................   (70,000)         --       (38,000)           --            --
      Changes in assets and liabilities--
        Accounts receivable...............................   (88,725)   (222,760)   (1,809,528)   (1,042,300)   (1,725,737)
        Inventory.........................................        --          --      (225,117)      (21,320)      129,376
        Prepaid expenses..................................    (4,395)   (132,912)       28,460        12,601      (178,164)
        Accounts payable..................................   (69,935)    246,060       261,987        18,024        25,763
        Accrued liabilities...............................    68,400     245,401       (98,708)     (163,981)      478,941
        Income taxes payable..............................        --          --       257,369       101,280        80,743
        Deferred revenue..................................   116,643     250,421       587,284       476,602       128,342
        Long-term liabilities.............................   (12,121)    (12,264)     (101,738)     (100,200)     (171,002)
                                                           ---------   ---------    ----------     ---------    ----------
            Net cash provided by (used in) operating
              activities..................................    30,767     853,059      (565,599)     (464,514)     (350,446)
                                                           ---------   ---------    ----------     ---------    ----------
Cash Flows from Investing Activities:
  Purchases of property and equipment.....................   (99,617)   (268,978)     (485,773)     (115,808)     (555,173)
  Purchases of short-term investments.....................        --          --      (930,619)           --    (1,234,843)
  Proceeds from sale of short-term investments............        --          --            --            --       957,400
  Proceeds from sale of property and equipment............        --      14,000            --            --            --
  Increase in other assets................................    (1,006)    (14,410)          (51)       (1,254)      (14,825)
                                                           ---------   ---------    ----------     ---------    ----------
            Net cash used in investing activities.........  (100,623)   (269,388)   (1,416,443)     (117,062)     (847,441)
                                                           ---------   ---------    ----------     ---------    ----------
Cash Flows from Financing Activities:
  Net borrowings (repayments) on line of credit...........    50,000     (50,000)           --            --            --
  Proceeds from long-term debt............................        --          --       250,000            --            --
  Payments on long-term debt..............................        --      (2,623)      (25,291)      (14,010)      (53,609)
  Net proceeds from sales of Series A Convertible
    Preferred Stock.......................................        --          --       325,000       325,000            --
  Net proceeds from sale of Series B Convertible
    Redeemable Preferred Stock............................        --          --     4,923,932            --            --
  Exercise of stock options...............................        --          --            --            --        19,000
  Purchase and retirement of common stock.................        --          --    (2,000,183)           --            --
                                                           ---------   ---------    ----------     ---------    ----------
            Net cash provided by (used in) financing
              activities..................................    50,000     (52,623)    3,473,458       310,990       (34,609)
                                                           ---------   ---------    ----------     ---------    ----------
Net increase (decrease) in cash and cash equivalents......   (19,856)    531,048     1,491,416      (270,586)   (1,232,496)
Cash and cash equivalents, beginning of period............    39,492      19,636       550,684       550,684     2,042,100
                                                           ---------   ---------    ----------     ---------    ----------
Cash and cash equivalents, end of period.................. $  19,636   $ 550,684   $ 2,042,100   $   280,098   $   809,604
                                                           =========   =========    ==========     =========    ==========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for--
    Interest.............................................. $     432   $   8,614   $     9,411   $     4,398   $    18,922
                                                           =========   =========    ==========    ==========    ==========
    Income taxes.......................................... $      --   $  77,732   $        --   $        --   $   324,324
                                                           =========   =========    ==========    ==========    ==========
Supplemental Disclosure of Noncash Investing and Financing
  Transactions:
  Equipment acquired under capital lease obligations...... $      --   $  33,070   $    62,732   $    62,732   $        --
                                                           =========   =========    ==========    ==========    ==========
  Accrued dividends on Series B Convertible Redeemable
    Preferred Stock....................................... $      --   $      --   $   166,667   $        --   $   200,000
                                                           =========   =========    ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                                  OMTOOL, LTD.
                         NOTES TO FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS

     Omtool, Ltd. (the Company) designs, develops, markets and supports open, client/server facsimile software, delivering solutions which automate and integrate fax communication throughout the enterprise. The Company predominantly does business in markets located within North America.

     The Company is subject to a number of risks associated with emerging, technology-oriented companies with a limited operating history, including continued market acceptance of the Company's products, competition from substitute products and larger companies, and the continued ability to manage and finance the Company's anticipated future growth.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of certain accounting policies as described in this note and elsewhere in the notes to financial statements.

  (a) Revenue Recognition

     The Company generates revenue from licensing the rights to use its software products directly to end users and indirectly through resellers. The Company also generates revenue from sales of support contracts and consulting services to customers who license its products and from resale of related hardware products.

     Revenues from software license agreements are recognized upon shipment of the software, if there are no significant post-delivery obligations and if payment is due within one year, less an allowance for estimated future returns. If an acceptance period is required, revenues are recognized upon the earlier of the customer's acceptance or the expiration of the acceptance period.

     Revenues from support contracts are recognized ratably over the term of the support period, which is generally one year. Service and other revenue is primarily related to implementation services performed on a time-and-material basis under separate service agreements related to the installation of the Company's software products.

     Service and other revenues are recognized as services are performed. If a transaction includes both license and service elements, license fee revenues are recognized upon shipment of the software, provided services do not include significant customization or modification of the base product and the payment terms for licenses are not subject to acceptance criteria. In cases where license fee payment is contingent upon the acceptance of services, revenues from both the license and the service elements are deferred until the acceptance criteria are met.

     Cost of license revenues consists of the cost of media on which the product is delivered and any related royalties. Cost of service revenues consists primarily of salaries and benefits related to consulting personnel and the customer support group.

  (b) Research and Development and Software Development Costs

     Software development costs are considered for capitalization when technological feasibility is established in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed. The Company sells software in a market that is subject to rapid technological change, new product introductions and changing customer needs. Accordingly, the Company has determined that it cannot determine technological feasibility until the development state of the product is nearly complete. The time period during which cost could be capitalized from the point of reaching technological feasibility until

                                  OMTOOL, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to the Company's financial position or results of operations. Therefore, the Company charges all research and development expenses to operations in the period incurred.

  (c) Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of investments in money market funds. In accordance with SFAS No. 115, Accounting for Investments in Certain Debt and Equity Securities, the Company's cash equivalents are classified as held-to-maturity securities.

  (d) Short-Term Investments

     As of December 31, 1996 and June 30, 1997, the Company had $930,619 and $1,208,062, respectively, invested in securities consisting of municipal bonds. In accordance with SFAS No. 115, the Company has classified its short-term investments as available-for-sale. These securities have been recorded at cost, which approximates market value at December 31, 1996 and June 30, 1997.

  (e) Derivative Financial Instruments and Fair Value of Financial Instruments

     The Company does not have any derivative or other financial instruments as defined by SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments.

     SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of an estimate of the fair value of certain financial instruments. The Company's financial instruments consist of cash equivalents, short term investments, accounts receivable, accounts payable and debt. The estimated fair value of these financial instruments approximates their carrying value at December 31, 1995 and 1996 and at June 30, 1997 due to the short-term nature of these instruments.

  (f) Inventory

     Inventory consists of hardware purchased for resale and is valued at the lower of cost or net realizable value.

  (g) Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated using accelerated and straight-line methods over the following useful lives:

          Computer equipment                                3-5 years
          Computer software                                 2-3 years
          Furniture and equipment                           5-7 years
          Leasehold improvements                 Shorter of the life of the lease
                                                   or the estimated useful life
          Equipment under capital lease          Shorter of the life of the lease
                                                   or the estimated useful life

     The Company capitalizes expenditures that materially increase asset lives and charges ordinary repairs and maintenance to operations as incurred.

  (h) Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of

                                  OMTOOL, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  (i) Concentration of Credit Risk

     SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance sheet and credit risk concentrations. Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable. The Company places its temporary cash investments in financial institutions. The Company has not experienced significant losses related to receivables from individual customers or groups of customers in any specific industry or by geographic area. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be inherent in the Company's accounts receivable.

     For the year ended December 31, 1995, the Company had one customer that accounted for 11% of the Company's revenues. For the years ended December 31, 1994 and 1996, and the six months ended June 30, 1996, no single customer accounted for greater than 10% of the Company's revenues. For the six months ended June 30, 1997, the Company had one customer that accounted for 9% of the Company's revenues and 21% of accounts receivable as of June 30, 1997.

     Revenues outside of North America were approximately $210,000, $560,000 and $662,000 for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997, respectively. Revenues outside of North America were not material in 1994.

  (j) Pro Forma Presentation

     The pro forma balance sheet as of June 30, 1997 reflects the automatic conversion of all outstanding shares of Series A and Series B preferred stock into an aggregate of 3,037,232 shares of common stock and the forfeiture of cumulative dividends accrued on the Series B preferred stock, which will occur upon the closing of the Company's proposed initial public offering (see Notes 9 and 10).

  (k) Pro Forma Net Income per Common and Common Equivalent Share

     For the year ended December 31, 1996 and the six months ended June 30, 1997, pro forma net income per common and common equivalent share is based on the weighted average number of common and common equivalent shares outstanding during the period, assuming the automatic conversion of all outstanding shares of convertible preferred stock into 3,037,232 shares of common stock for all periods presented. Pursuant to the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued during the 12 months immediately prior to the date of the initial filing of the Company's registration statement have been included in the calculation of weighted average number of common shares outstanding for all periods presented using the treasury stock method. Fair market value for the purpose of the calculation was assumed to be $9.00. Historical net income (loss) per share data have not been presented, as such information is not considered to be relevant or meaningful.

  (l) Unaudited Interim Financial Statements

     In the opinion of the Company's management, the June 30, 1996 and 1997 unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, neces-

                                  OMTOOL, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

sary for a fair presentation of results for the respective interim period. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period.

  (m) Recently Issued Accounting Standards

     In March 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings Per Share, which is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. This statement requires restatement of all prior-period earnings per share data presented. The Company has not yet determined the impact of this statement on the earnings per share data presented.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. Both SFAS No. 130 and SFAS No. 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that the adoption of these new accounting standards will not have a material impact on the Company's financial statements.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                             DECEMBER 31,          JUNE 30,
                                                        ----------------------    ----------
                                                          1995         1996          1997
                                                        --------    ----------    ----------
     Computer equipment...............................  $308,579    $  596,571    $  797,607
     Computer software................................    54,707       119,584       193,495
     Furniture and equipment..........................    35,188       155,678       354,595
     Leasehold improvements...........................    21,021        33,435       114,744
     Equipment under capital leases...................    33,070        95,802        95,802
                                                        --------    ----------    ----------
                                                         452,565     1,001,070     1,556,243
     Less--accumulated depreciation and
       amortization...................................   113,943       246,672       424,068
                                                        --------    ----------    ----------
                                                        $338,622    $  754,398    $1,132,175
                                                        ========    ==========    ==========

(4) ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                               DECEMBER 31,        JUNE 30,
                                                           --------------------    ---------
                                                             1995        1996        1997
                                                           --------    --------    ---------
     Accrued salaries and salary-related.................  $409,784    $264,593    $ 413,778
     Other accrued expenses..............................    91,548     138,031      467,787
                                                           --------    --------     --------
                                                           $501,332    $402,624    $ 881,565
                                                           ========    ========     ========

(5) LINE OF CREDIT

     The Company has a line of credit allowing the Company to borrow the lesser of $1,000,000 or 70% of eligible accounts receivable, as defined. The line of credit may be renewed annually and expires in August 1997. Borrowings under the line of credit, collateralized by a first security interest in substantially all assets of the Company, are payable on demand and bear interest at the bank's prime rate (8.25% and 8.50% at December 31, 1996 and June 30, 1997, respectively) plus 0.5% per annum. The line of credit agreement requires the Company to maintain certain financial covenants, including a maximum debt to tangible net worth ratio and a minimum cash flow coverage ratio, as defined. The

                                  OMTOOL, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

Company was in compliance with all financial covenants as of December 31, 1996 and June 30, 1997. At December 31, 1996 and June 30, 1997, there were no borrowings under the line of credit.

(6) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                          DECEMBER 31,        JUNE 30,
                                                       -------------------    ---------
                                                        1995        1996        1997
                                                       -------    --------    ---------
          Note payable to a bank.....................  $    --    $250,000    $ 212,835
          Capital lease obligations..................   30,447      67,888       51,444
                                                       -------    --------     --------
                                                        30,447     317,888      264,279
          Less--current maturities...................    9,849     105,651      111,247
                                                       -------    --------     --------
                                                       $20,598    $212,237    $ 153,032
                                                       =======    ========     ========

     Maturities of long-term debt at June 30, 1997 are as follows:

                                                                NOTE      CAPITAL LEASE
                                                              PAYABLE      OBLIGATIONS
                                                              --------    -------------
          Period ending December 31,
               1997, six months.............................  $ 38,636      $  19,228
               1998.........................................    82,922         35,151
               1999.........................................    91,277          4,907
                                                              --------       --------
                                                              $212,835         59,286
                                                              ========
               Less -- amounts representing interest........                   (7,842)
                                                                             --------
               Present value of minimum lease payments......                $  51,444
                                                                             ========

     The note payable to a bank bears interest at the bank's prime rate (8.25% and 8.50% at December 31, 1996 and June 30, 1997, respectively) plus 0.5% per annum and is payable in monthly installments, including interest, totaling approximately $8,000 per month, through December 1999. The weighted average interest rate for the six months ended June 30, 1997 was approximately 8.88%. The agreement requires the maintenance of certain financial covenants, including a maximum debt to tangible net worth ratio and a minimum cash flow coverage ratio, as defined, and is collateralized by a security interest in substantially all assets of the Company. The Company was in compliance with all financial covenants as of December 31, 1996 and June 30, 1997.

(7) INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, the objective of which is to recognize the amount of current and deferred income taxes at the date of the financial statements as a result of all differences in the tax basis and financial statement carrying amount of assets and liabilities as measured by enacted tax laws.

     The approximate income tax effect of each type of temporary difference and carryforward is as follows:

                                                                     DECEMBER 31,
                                                                  ------------------
                                                                   1995       1996
                                                                  -------   --------
          Net operating loss carryforwards......................  $12,000   $  --
          Tax credit carryforwards..............................   37,000      --
          Other temporary differences...........................   21,000    108,000
                                                                  -------   --------
               Net deferred tax asset...........................  $70,000   $108,000
                                                                  =======   ========

                                  OMTOOL, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     During 1994, the Company had generated net operating loss carryforwards for federal and state income tax purposes of approximately $240,000, which were used in 1995 and 1996. At December 31, 1995, the Company had $37,000 of tax credits available to offset future federal and state income taxes which were utilized in 1996.

     Under SFAS No. 109, the Company recognizes a deferred tax asset for the future benefit of its temporary differences if it concludes that it is more likely than not that the deferred tax asset will be realized.

     A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                    1994     1995     1996
                                                                    -----    -----    -----
     Income tax provision (benefit) at federal statutory rate....   (34.0)%   34.0%    34.0%
     Increase (decrease) in tax resulting from --
       State tax provision (benefit), net of federal benefit.....    (4.6)     4.6      4.6
       Research and development tax credits......................      --    (12.9)    (8.6)
       Change in valuation allowance.............................    15.5    (26.4)      --
       Other.....................................................      --      0.7      5.1
                                                                     ----     ----
     Provision (benefit) for income taxes........................   (23.1)%     --%    35.1%
                                                                     ====     ====

     The provision (benefit) for income taxes in the accompanying statements of operations consists of the following:

                                                                DECEMBER 31,
                                                       -------------------------------
                                                         1994       1995       1996
                                                       --------   --------   ---------
          Federal --
            Current..................................  $     --   $     --   $ 210,000
            Deferred.................................   (53,000)        --     (29,000)
                                                       --------   --------   ---------
                                                        (53,000)        --     181,000
                                                       --------   --------   ---------
          State --
            Current..................................  $     --   $     --   $  66,000
            Deferred.................................   (17,000)        --      (9,000)
                                                       --------   --------   ---------
                                                        (17,000)        --      57,000
                                                       --------   --------   ---------
          Provision (benefit) for income taxes.......  $(70,000)  $     --   $ 238,000
                                                       ========   ========   =========

     In accordance with generally accepted accounting principles, the Company provides for income taxes on an interim basis using the expected annual effective income tax rate. The Company anticipates that the annual effective income tax rate for 1997 will be approximately 36.5%, which is less than the combined federal and state statutory income tax rates, primarily due to tax credits and tax exempt interest income earned on certain of the Company's investments.

(8) WRITE-OFF OF INTANGIBLE ASSET

     In December 1993, the Company acquired from a vendor (the Vendor) the rights, title and interest to two software products for a purchase price of $300,000. The Company agreed to provide the Vendor with a credit of $300,000 toward the future purchase of any software product, service or support. In December 1994, the Company recorded a charge of $200,000 to write off the unamortized portion of the software rights, to reflect their net realizable value. As of December 31, 1995 and 1996, approximately $275,000 and $172,000, respectively, of the Vendor credit was outstanding and reflected

                                  OMTOOL, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

as long-term liabilities in the accompanying balance sheets. As of June 30, 1997, the Vendor had utilized all of the credit.

(9) SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

     In July 1996, the Company issued 1,356,116 shares of Series B Convertible Redeemable Preferred Stock (Series B Preferred Stock) at $3.69 per share, less offering costs of approximately $76,000, for net proceeds of approximately $4,924,000. The Series B Preferred Stock has the following rights, preferences and privileges:

  Voting Rights

     The holders of the Series B Preferred Stock are entitled to vote on all matters and shall be entitled to the number of votes equal to the number of shares of common stock into which each share of the preferred stock is convertible.

  Liquidation Preference

     The holders of Series B Preferred Stock have preference in the event of liquidation, dissolution or winding up of the Company at the rate of $3.69 per share, plus all dividends which have been accrued and are unpaid, before any distribution may be made with respect to the holders of Series A Convertible Preferred Stock (Series A Preferred Stock) and to the holders to the common stock.

  Conversion

     The Series B Preferred Stock is convertible into common stock at a rate of two shares of common stock for every share of Series B Preferred Stock at any time at the option of the holder of the Series B Preferred Stock. The conversion rate is adjustable for certain dilutive events as defined. The Series B Preferred Stock shall automatically convert into shares of common stock on the closing of the sale of shares of common stock in a qualified public offering as defined.

  Redemption

     At any time after July 22, 2000, the holders of a majority of the outstanding shares of Series B Preferred Stock may require the Company to redeem all of the outstanding Series B Preferred Stock in four annual installments of 25% per year at a redemption price of $3.69 per share plus any accrued but unpaid dividends.

  Dividends

     Dividends are cumulative and accrue on outstanding shares of Series B Preferred Stock at an annual rate of 8%. Additional dividends may be paid on the Series B Preferred Stock when declared by the Board of Directors. Dividends are payable beginning on July 22, 2000 and are forfeited upon conversion of the Series B Preferred Stock into common stock.

(10) STOCKHOLDERS' EQUITY (DEFICIT)

     On January 2, 1996, by approval of the Company's stockholders, Omtool, Ltd., a New Hampshire corporation, was reincorporated as a Delaware corporation. According to the terms of the merger agreement, the New Hampshire corporation merged into the Delaware corporation in a tax-free transaction by exchanging its outstanding common stock for the common stock of the Delaware corporation.

                                  OMTOOL, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (a) Authorized Capital Stock

     As of December 31, 1996 and June 30, 1997, the Company's authorized capital stock consisted of 10,000,000 shares of common stock, $0.01 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. Of the preferred stock, 162,500 shares are designated Series A Preferred Stock, 1,356,116 shares are designated Series B Preferred Stock and 1,481,384 shares are undesignated.

  (b) Recapitalization

     On January 23, 1997, the Company's Board of Directors approved a two-for-one stock split of the Company's common stock effected in the form of a stock dividend. The accompanying financial statements and notes have been retroactively restated for all periods presented to reflect this stock split.

  (c) Series A Convertible Preferred Stock

     Pursuant to subscription agreements entered into in February 1996, in July 1996, certain directors of the Company purchased 162,500 shares of Series A Preferred Stock for an aggregate of $325,000. The holders of the Series A Preferred Stock have the following rights, preferences and privileges:

     Voting Rights

     The holders of the Series A Preferred Stock are entitled to vote on all matters and shall be entitled to the number of votes equal to the number of shares of common stock into which each share of the preferred stock is convertible.

     Liquidation Preference

     The holders of Series A Preferred Stock have preference in the event of liquidation or dissolution of the Company, before any distributions may be made with respect to the common stock, at the rate of $2.00 per share, plus all dividends which have been accrued and are unpaid before any payment or distribution shall be made to the holders of common stock or any other class of stock ranking junior to Series A Preferred Stock.

     Conversion

     The Series A Preferred Stock is convertible into common stock at a rate of two shares of common stock for every share of Series A Preferred Stock at any time at the option of the holder of the Series A Preferred Stock. The Company may require all holders of shares of Series A Preferred Stock to convert their shares into shares of common stock on or after the closing of the sale of shares of common stock in a qualified public offering as defined in the agreement.

  (d) Repurchase of Common Stock

     Concurrent with the issuance of the Series B Preferred Stock, as approved by the stockholders and the Board of Directors, the Company purchased and retired 1,084,992 shares of common stock from two of its principal stockholders for $2,000,183.

                                  OMTOOL, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (e) Reserved Common Stock

     As of June 30, 1997, 4,461,233 shares of common stock were reserved for the following:

          Conversion of Series A Preferred Stock........................    325,000
          Conversion of Series B Preferred Stock........................  2,712,232
          Exercise of Stock Options.....................................  1,424,001
                                                                          ---------
                                                                          4,461,233
                                                                          =========

(11) STOCK OPTION PLAN

  (a) 1996 Stock Option Plan

     On January 2, 1996, the Board of Directors adopted the 1996 Stock Option Plan (the Plan). The Plan provides for the granting of options covering 1,500,000 shares of common stock. The Plan is administered by the Board of Directors and allows for the granting of both incentive stock options and non-qualified stock options. Incentive stock options under the Plan are granted at not less than the fair market value per share of common stock on the date of grant or 110% of fair market value for any stockholder who holds more than 10% of the total combined voting power of all classes of stock of the Company. Under the terms of the Plan, options vest and become exercisable as determined by the Board of Directors and expire 10 years after the date of grant.

     Stock option activity for the year ended December 31, 1996 and six months ended June 30, 1997 is as follows:

                                                                                     WEIGHTED
                                                   NUMBER OF    EXERCISE PRICE       AVERAGE
                                                    SHARES        PER SHARE       EXERCISE PRICE
                                                   ---------    --------------    --------------
     Outstanding, December 31, 1995                       --                --            --
          Granted................................  1,129,400    $ 0.25 - $1.85        $ 0.39
          Canceled...............................    (33,000)     0.25 -  1.85          0.40
                                                   ---------    --------------        ------
     Outstanding, December 31, 1996..............  1,096,400      0.25 -  1.85          0.39
          Granted................................    322,650      1.85 -  8.25          4.16
          Exercised..............................    (75,999)        0.25               0.25
          Canceled...............................    (33,833)     0.25 -  5.50          1.98
                                                   ---------    --------------        ------
     Outstanding, June 30, 1997..................  1,309,218    $ 0.25 - $8.25        $ 1.28
                                                    ========      ============    ===========
     Exercisable, June 30, 1997..................    321,665             $0.25        $ 0.25
                                                    ========      ============    ===========

     At June 30, 1997, options to purchase 114,783 shares of commons stock were available for future grants under the Plan.

                                  OMTOOL, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (b) Stock Based Compensation

     In October 1995, the FASB issued SFAS No 123, Accounting for Stock-Based Compensation, which requires the measurement of the fair value of stock options to be included in the statement of operations or disclosed in the notes to the financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under the Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123 for options granted in 1996 using the Black-Scholes option pricing model prescribed by SFAS No. 123. Based on the use of the Black-Scholes option pricing model, options granted in 1996 and during the six months ended June 30, 1997 had a weighted average fair value of $0.22 and $2.40, respectively. The weighted average assumptions are as follows:

                                                                             SIX MONTHS
                                                             YEAR ENDED        ENDED
                                                            DECEMBER 31,      JUNE 30,
                                                                1996            1997
                                                            ------------     ----------
          Risk-free interest rate.........................     5.46%           6.31%
          Volatility......................................     70.0%           70.0%
          Expected dividend yield.........................       --              --
          Expected lives..................................    4 Years         4 Years

     Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income and pro forma net income per share would have been reduced to the following pro forma amounts:

                                                                             SIX MONTHS
                                                             YEAR ENDED        ENDED
                                                            DECEMBER 31,      JUNE 30,
                                                                1996            1997
                                                            ------------     ----------
          Net income --
               As reported................................    $439,663        $703,896
               Pro forma..................................    $385,593        $618,373
          Pro forma net income per share --
               As reported................................    $   0.04        $   0.07
               Pro forma..................................    $   0.04        $   0.07

     Because the determination of the fair value of all options granted after the Company becomes a public entity may include a different expected volatility factor and because additional option grants are expected to be made in future years, the above pro forma disclosures are not representative of pro forma effects on results for the future years.

(12) 401(K) AND PROFIT-SHARING PLAN

     On December 1, 1995, the Company adopted a 401(k) and profit-sharing plan (the Profit-Sharing Plan) to cover all eligible employees. The Profit-Sharing Plan allows for voluntary contributions by eligible employees. The Company matches 50% of eligible employee contributions up to a specified amount. The Company contributed approximately $4,000, $69,000, and $55,000 to the Profit-Sharing Plan for the years ended December 31, 1995 and 1996, and the six months ended June 30, 1997, respectively. Additional profit-sharing contributions to the Profit-Sharing Plan are at the discretion of the Company's management. During 1995, 1996 and the six months ended June 30, 1997, no additional discretionary contributions were made by the Company.

                                  OMTOOL, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(13) LEASE COMMITMENTS

     The Company leases certain equipment and its office facility under operating leases that expire at various times through July 2000.

     Future minimum lease payments under these leases at June 30, 1997 are as follows:

          Period ending December 31,
               1997, six months..........................................  $114,000
               1998......................................................   218,000
               1999......................................................   189,000
               2000......................................................   108,000
                                                                           --------
                                                                           $629,000
                                                                           ========

     Rent expense included in the accompanying statements of operations was approximately $50,000, $114,000, $199,000, $87,000 and $128,000 for the years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1996 and 1997, respectively.

(14) SUBSEQUENT EVENTS

  (a) Amended and Restated Certificate of Incorporation

     Effective upon the closing of the Company's initial public offering and after giving effect to the amendment and restatement of the Company's Restated Certificate of Incorporation immediately prior to the closing of the offering, the authorized capital stock will consist of 35,000,000 shares of Common Stock, $0.01 par value per share, and 2,000,000 shares of Preferred Stock, $0.01 par value per share.

  (b) 1997 Stock Plan

     The Company's 1997 Stock Plan (the 1997 Plan) was adopted by the board of directors in April 1997 and approved by the Company's stockholders in June 1997. The 1997 Plan will take effect upon the closing of the Company's initial public offering. No options have been granted under the 1997 Plan. The 1997 Plan provides for the issuance of Common Stock pursuant to the grant to employees of "incentive stock options" within the meaning of the Internal Revenue Code of 1986, as amended, and the grant of non-qualified stock options, stock awards or opportunities to make direct purchases of stock in the Company to employees, consultants, directors and officers of the Company. The aggregate number of shares of Common Stock which may be issued pursuant to the 1997 Plan is 1,800,000.

  (c) 1997 Employee Stock Purchase Plan

     The 1997 Employee Stock Purchase Plan (the 1997 Purchase Plan) was adopted by the board of directors in April 1997 and approved by the Company's stockholders in June 1997. The 1997 Purchase Plan will take effect in January 1998. The 1997 Purchase Plan provides for the issuance of a maximum of 200,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

                                 [OMTOOL Logo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

    Registration fee..........................................................  $ 13,939
    NASD filing fee...........................................................     5,100
    Nasdaq National Market listing fee........................................    46,019
    Printing and engraving expenses...........................................   150,000
    Legal fees and expenses...................................................   250,000
    Accounting fees and expenses..............................................   175,000
    Blue Sky fees and expenses (including legal fees).........................    10,000
    Transfer agent and registrar fees and expenses............................    40,000
    Miscellaneous.............................................................   109,942
                                                                                --------
              Total...........................................................  $800,000
                                                                                ========

     The Company will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law and the Registrant's Restated Certificate of Incorporation and By-Laws provide for indemnification of the Registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant's Form of Amended and Restated Certificate of Incorporation and Form of Amended and Restated By-Laws filed as Exhibits 3.3 and 3.5 hereto, respectively.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

     The Company has entered into separate indemnification agreements with each of its directors and executive officers, whereby the Company agreed, among other things, (i) to indemnify them to the fullest extent permitted by the Delaware General Corporation Law, subject to specified limitations, against certain liabilities actually and reasonably incurred by them in any proceeding in which they are a party that may arise by reason of their status as directors, officers, employees or agents or may arise by reason of their serving as such at the request of the Company for another entity and (ii) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Reference is made to the form of Indemnification Agreement filed as
Exhibit 4.2 hereto.

     The Company has obtained directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

     (a) Issuances of Capital Stock.

     On January 2, 1996, the Company issued an aggregate of 3,200,000 shares (pre-split) of its Common Stock to certain stockholders upon the conversion of an aggregate of 180 shares of Omtool Ltd., a New Hampshire corporation, in connection with the Company's reincorporation in Delaware.

     Pursuant to subscription agreements entered into in February 1996, on July 8, 1996, the Company issued an aggregate of 162,500 shares of Series A Convertible Preferred Stock for an aggregate purchase price of $325,000.

     On July 22, 1996 the Company issued an aggregate of 1,356,116 shares of Series B Convertible Preferred Stock for an aggregate purchase price of $5,000,000.

     The Company repurchased an aggregate of 542,496 shares (pre-split) on July 22, 1996 in connection with the sale of the Series B Preferred Stock.

     The Company declared a two-for-one stock split, by means of a stock dividend, effective February 3, 1997. As a result, the holders of 2,685,170 shares received an additional 2,685,170 shares of Common Stock.

     (b) Certain Grants and Exercises of Stock Options.

     Since January 1996 through June 30, 1997, the Company (i) issued options under its 1996 Plan to purchase an aggregate of 1,385,217 shares of Common Stock, of which 1,309,218 were outstanding at June 30, 1997 and were exercisable at a weighted average exercise price of $1.28 per share and (ii) issued an aggregate of 75,999 shares of Common Stock at exercise prices of $0.25 per share upon exercise of certain of such options.

     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase Common Stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS:



  EXHIBIT
    NO.                             DESCRIPTION
  -------                           -----------

 1.1   --  Form of Underwriting Agreement.
 3.1   --  Restated Certificate of Incorporation, as amended.
 3.2+  --  Form of Amendment to Certificate of Incorporation.
 3.3+  --  Form of Amended and Restated Certificate of Incorporation.
 3.4+  --  By-Laws of the Company.
 3.5+  --  Form of Amended and Restated By-Laws of the Company.
 4.1   --  Specimen certificate representing the Common Stock.
 4.2+  --  Form of Indemnification Agreement for Directors and Executive
           Officers
 5.1   --  Opinion of Testa, Hurwitz & Thibeault, LLP.
10.1+  --  1996 Stock Option Plan.
10.2+  --  1997 Stock Plan.
10.3+  --  1997 Employee Stock Purchase Plan.

  EXHIBIT
    NO.                                  DESCRIPTION
  -------                                -----------

10.4+  --  Lease dated July 27, 1995 between Athena Wlasits, Sumner Darman and Norman M. Shack, trustees of Brooks Property Trust and
           Omtool, Ltd.
10.5+  --  Amendment to Lease dated August 1, 1996 between Athena Wlasits,
           Sumner Darman and Norman M. Shack, trustees of Brooks Property
           Trust and Omtool, Ltd.
10.6+  --  Demand Note dated August 30, 1996 between First NH Bank and Omtool,
           Ltd.
10.7+  --  Commercial Term Note dated August 30, 1996 between First NH Bank and
           Omtool, Ltd.
10.8+  --  Loan and Security Agreement dated August 30, 1996 between First NH
           Bank and Omtool, Ltd.
10.11+ --  Changes in Terms Agreement dated January 27, 1997 between Citizens
           Bank New Hampshire, formerly First NH Bank and Omtool, Ltd.
10.12+ --  Form of Omtool Software License.
11.1+  --  Statement re Computation of Earnings Per Share.
23.1   --  Consent of Arthur Andersen LLP.
23.2   --  Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).
24.1+  --  Power of Attorney.
27.1+  --  Financial Data Schedule.



---------------
*  To be filed by amendment.
+  Previously filed.

     (b) FINANCIAL STATEMENTS SCHEDULES:

        Schedule II -- Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(2) or (3) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Salem, New Hampshire, on July 22, 1997.


                                          OMTOOL, LTD.

                                          By: /s/ ROBERT L. VOELK
                                              -------------------------------
                                              Robert L. Voelk
                                              Chief Executive Officer

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                     TITLE(S)                       DATE
          ---------                     -------                        ----

/s/ ROBERT L. VOELK           Chief Executive Officer and          July 22, 1997
----------------------------  Director (Principal Executive
Robert L. Voelk               Officer)

           *                  President and Director               July 22, 1997
----------------------------
Martin A. Schultz

/s/ DARIOUSH MARDAN           Vice President of Finance, Chief     July 22, 1997
----------------------------  Financial Officer, Treasurer, and
Darioush Mardan               Secretary (Principal Financial and
                              Accounting Officer)

           *                  Director                             July 22, 1997
----------------------------
Richard D. Cramer

           *                  Director                             July 22, 1997
----------------------------
Bruce R. Evans

           *                  Director                             July 22, 1997
----------------------------
Anthony J. Mark

           *                  Director                             July 22, 1997
----------------------------
William C. Styslinger, III



*By: /s/ ROBERT L. VOELK
     ---------------------------
     Robert L. Voelk
     Attorney-in-Fact

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Omtool, Ltd.:

     We have audited, in accordance with generally accepted auditing standards, the financial statements of Omtool, Ltd. included in this Form S-1 and have issued our report thereon dated March 24, 1997. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the financial statements and, in our opinion, fairly states in all material respects, the supplemental financial data required to be set forth therein, in relation to the basic financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 24, 1997

                                                                     SCHEDULE II

                                  OMTOOL, LTD.

                       VALUATION AND QUALIFYING ACCOUNTS


                                            BALANCE AT  CHARGED TO                   BALANCE
                                            BEGINNING   COSTS AND                   AT END OF
           DESCRIPTION                      OF PERIOD   EXPENSES     WRITE-OFFS      PERIOD
           -----------                      ---------   ----------   -----------   ----------
ACCOUNTS RECEIVABLE RESERVE
  December 31, 1994......................  $50,370      $ 31,000      $     --     $ 81,370
  December 31, 1995......................   81,370       280,400       281,770       80,000
  December 31, 1996......................   80,000       354,500        59,500      375,000

                                 EXHIBIT INDEX


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------

 1.1    --  Form of Underwriting Agreement.
 3.1    --  Restated Certificate of Incorporation, as amended.
 3.2+   --  Form of Amendment to Certificate of Incorporation.
 3.3+   --  Form of Amended and Restated Certificate of Incorporation.
 3.4+   --  By-Laws of the Company.
 3.5+   --  Form of Amended and Restated By-Laws of the Company.
 4.1    --  Specimen certificate representing the Common Stock.
 4.2+   --  Form of Indemnification Agreement for Directors and Executive
            Officers
 5.1    --  Opinion of Testa, Hurwitz & Thibeault, LLP.
10.1+   --  1996 Stock Option Plan.
10.2+   --  1997 Stock Plan.
10.3+   --  1997 Employee Stock Purchase Plan.
10.4+   --  Lease dated July 27, 1995 between Athena Wlasits, Sumner Darman and Norman M. Shack, trustees of Brooks Property Trust and Omtool,
            Ltd.
10.5+   --  Amendment to Lease dated August 1, 1996 between Athena Wlasits,
            Sumner Darman and Norman M. Shack, trustees of Brooks Property
            Trust and Omtool, Ltd.
10.6+   --  Demand Note dated August 30, 1996 between First NH Bank and
            Omtool, Ltd.
10.7+   --  Commercial Term Note dated August 30, 1996 between First NH Bank and Omtool, Ltd.
10.8+   --  Loan and Security Agreement dated August 30, 1996 between First
            NH Bank and Omtool, Ltd.
10.11+  --  Changes in Terms Agreement dated January 27, 1997 between Citizens
            Bank New Hampshire, formerly First NH Bank and Omtool, Ltd.
10.12+  --  Form of Omtool Software License.
11.1+   --  Statement re Computation of Earnings Per Share.
23.1    --  Consent of Arthur Andersen LLP.
23.2    --  Consent of Testa, Hurwitz & Thibeault, LLP (included in
            Exhibit 5.1).
24.1+   --  Power of Attorney.
27.1+   --  Financial Data Schedule.



---------------
*  To be filed by amendment.

+  Previously filed.